                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 14, 2001
                                                  ------------------------------



                              Cardinal Health, Inc.
        ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Ohio                            0-12591                 31-0958666
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission              (IRS Employer
 of incorporation)                      File Number)             Identification
                                                                 Number)



   7000 Cardinal Place, Dublin, Ohio                                  43017
--------------------------------------------------------------------------------
   (Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code (614) 757-5000
                                                   --------------

Item 5.    Other Events

     On February 14, 2001, Cardinal Health, Inc., an Ohio corporation (the "Registrant"), completed its merger (the "Bindley Merger") of a wholly owned subsidiary of the Registrant ("Sub") with and into Bindley Western Industries, Inc. ("Bindley"). Bindley was the surviving corporation of the Bindley Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the Agreement and Plan of Merger dated as of December 2, 2000, by and among the Registrant, Sub and Bindley (the "Bindley Merger Agreement"), each outstanding share of Bindley common stock was converted into 0.6413 of a common share of the Registrant (the "Bindley Exchange Ratio"). Pursuant to the terms of the Bindley Merger Agreement, approximately 23.1 million common shares of the Registrant ("Common Shares") were issued in exchange for Bindley common stock and Bindley's outstanding stock options were converted into options to purchase approximately
5.1 million common shares.

 . The restated consolidated financial statements of the Registrant, filed in connection with this report, give effect to the Bindley Merger which was accounted for as a pooling-of-interests business combination.

Item 7.    Financial Statements and Exhibits
           ---------------------------------

           (a) Consolidated financial statements of the Registrant and Bindley prepared under the pooling-of-interests method of accounting:

                  -     INDEPENDENT AUDITORS' REPORTS

                  -     FINANCIAL STATEMENTS AND SCHEDULE

                  Consolidated Statements of Earnings for the Fiscal Years Ended
                       June 30, 2000, June 30, 1999 and June 30, 1998
                  Consolidated Balance Sheets at June 30, 2000 and June 30, 1999 Consolidated Statements of Shareholders' Equity for the Fiscal
                       Years Ended June 30, 2000, June 30, 1999 and June 30,
                       1998
                  Consolidated Statements of Cash Flows for the Fiscal Years
                       Ended June 30, 2000, June 30, 1999 and June 30, 1998

                  Notes to Consolidated Financial Statements
                  Schedule II - Valuation and Qualifying Accounts

                  -     MANAGEMENT'S DISCUSSION AND ANALYSIS

                  -     SELECTED CONSOLIDATED FINANCIAL DATA

The foregoing are included in Annex A to this Form 8-K.

           (c)      Exhibits

                  2.01 Agreement and Plan of Merger, dated as of December 2, 2000, among the Registrant, Brick Merger Corp., and Bindley Western Industries, Inc. ("Bindley") (1)
                  23.01 Consent of Arthur Andersen LLP
                  23.02 Consent of Deloitte & Touche LLP
                  23.03 Consent of Arthur Andersen LLP
                  23.04 Consent of PricewaterhouseCoopers LLP
                  23.05 Consent of PricewaterhouseCoopers LLP
                  99.01 Statement Regarding Forward-Looking Information. (2)

-----------------------

      (1) Included as an exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-53394) and incorporated herein by reference.

      (2) Filed as an exhibit to the Quarterly Report on Form 10-Q of the Registrant (File No. 0-12591) for the quarter ended December 31, 2000, and incorporated herein by reference.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           CARDINAL HEALTH, INC.

June 6, 2001                               By:  /s/ Richard J. Miller
                                               ----------------------
                                                  Richard J. Miller
                                                  Executive Vice President and
                                                  Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Directors of Cardinal Health, Inc.:

We have audited the accompanying consolidated balance sheet of Cardinal Health, Inc. and subsidiaries as of June 30, 2000 and the related consolidated statements of earnings, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the historical consolidated financial statements of Bindley Western Industries, Inc. (Bindley), a wholly owned subsidiary of Cardinal Health, Inc., as of December 31, 1999 and for the year then ended. The historical consolidated financial statements of Bindley represent approximately 15% of consolidated total assets at June 30, 2000, and represent total revenues and net income of approximately 22% and 5%, respectively, of consolidated amounts for the year then ended. These consolidated financial statements were audited by another auditor whose report, presented herein, and our opinion, insofar as it relates to the amounts included for Bindley, is based solely on the report of such auditor.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditor provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardinal Health, Inc. and subsidiaries as of June 30, 2000 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The consolidated financial statements of Cardinal Health, Inc. and subsidiaries for the years ended June 30, 1999 and 1998, prior to restatement for pooling of interests, and the separate financial statements of Bindley for the years ended December 31, 1998 and 1997 that have been included in the June 30, 1999 and 1998 restated consolidated financial statements of Cardinal Health, Inc., were audited and reported on separately by other auditors and whose reports, presented herein a) dated August 10, 1999, except for the first sentence of the fourth paragraph of Note 2 as to which the date is May 26, 2000 and the fiscal 1999 and 1998 amounts in Note 12 as to which the date is September 5, 2000 and
b) dated March 21, 2000, except as to the revision to the financial statements to account for the business combination with Central Pharmacy Services, Inc. as a purchase rather than a pooling of interests and the second paragraph of Note 16 to the consolidated financial statements of Cardinal Health, Inc., which are as of December 15, 2000, respectively expressed unqualified opinions on those statements. We audited the combination of the accompanying consolidated balance sheet as of June 30, 1999 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the two-year period then ended, after restatement for the fiscal 2001 pooling of interests. In our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of the notes to consolidated financial statements.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Columbus, Ohio
June 6, 2001

    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE


To the Shareholders and Directors of Cardinal Health, Inc.:

Our audit of the consolidated financial statements referred to in our report dated June 6, 2001 appearing on page 4 of this Form 8-K/A also included an audit of the information as of and for the year ended June 30, 2000 in the Financial Statement Schedule - Valuation and Qualifying Accounts. We did not audit the historical Financial Statement Schedule of Bindley Western Industries, Inc. (Bindley), a wholly owned subsidiary of Cardinal Health, Inc., as of December 31, 1999 and for the year then ended. This Financial Statement Schedule was audited by another auditor whose report, presented herein, and our opinion, insofar as it relates to the amounts included for Bindley, is based solely on the report of such auditor.

The Financial Statement Schedule of Cardinal Health, Inc. for the years ended June 30, 1999 and 1998, prior to the restatement for pooling of interests, and the separate Financial Statement Schedule of Bindley for the years ended December 31, 1998 and 1997, that have been included in the June 30, 1999 and 1998 restated consolidated Financial Statement Schedule, were audited and reported on separately by other auditors whose reports, presented herein a) dated August 10, 1999, except for the first paragraph of Note 2 as to which the date is May 26, 2000 and the fiscal 1999 and 1998 amounts in Note 12 as to which the date is September 5, 2000 and b) dated March 21, 2000, except as to the revision to the financial statements to account for the business combination with Central Pharmacy Services, Inc. as a purchase rather than a pooling of interests and the second paragraph of Note 16 to the consolidated financial statements of Cardinal Health, Inc., which are as of December 15, 2000, respectively expressed unqualified opinions on that schedule. We audited the combination of the information for each of the two years in the period ended June 30, 1999, after restatement for the 2001 pooling of interests.

In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein as of and for the year ended June 30, 2000 when read in conjunction with the related consolidated financial statements, and, in our opinion, the information for each of the two years in the period ended June 30, 1999, has been properly combined on the basis described in Note 1 of the Notes to Consolidated Financial Statements.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Columbus, Ohio
June 6, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of Cardinal Health, Inc.:

We have audited the consolidated balance sheet of Cardinal Health, Inc. and subsidiaries as of June 30, 1999, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 1999. Our audits also included the consolidated financial statement schedule, as it relates to the years ended June 30, 1999 and 1998, listed in the Index at Item 7. The consolidated financial statements and financial statement schedule audited by us were prior to the restatement for the 2001 pooling of interests with Bindley Western Industries, Inc. (Bindley) as described in Note 2 of the consolidated financial statements. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits. We did not audit the financial statements of Allegiance Corporation ("Allegiance"), a wholly owned subsidiary of Cardinal Health, Inc., as of June 30, 1999, and for the years ended June 30, 1999 and 1998. We also did not audit the financial statements of R.P. Scherer Corporation ("Scherer"), a wholly owned subsidiary of Cardinal Health, Inc., as of June 30, 1999, and for years ended June 30, 1999 and March 31, 1998. The combined financial statements of Allegiance and Scherer represent approximately 44% of consolidated total assets at June 30, 1999, and represent combined revenues and net income of approximately 25% and 28% and 35% and 39%, respectively, of consolidated amounts for each of the two years in the period ended June 30, 1999. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Allegiance and Scherer, is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at June 30, 1999, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, as it relates to the years ended June 30, 1999 and 1998, when considered in relation to the basic fiscal 1999 and 1998 consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Columbus, Ohio

August 10, 1999, except for the first sentence of the fourth paragraph of Note 2 as to which the date is May 26, 2000 and the fiscal 1999 and 1998 amounts in
Note 12 as to which the date is September 5, 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
----------------------------------------

To R.P. Scherer Corporation:

We have audited the accompanying consolidated statement of financial position of R.P. SCHERER CORPORATION (a Delaware corporation and a wholly-owned subsidiary of Cardinal Health, Inc.) and subsidiaries as of June 30, 1999 and the related consolidated statements of income, comprehensive income, cash flows and shareholders' equity for the year ended June 30, 1999 and the year ended March 31, 1998 (not presented separately herein). These financial statements and the schedule referred to below are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R.P. Scherer Corporation and subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for the year ended June 30, 1999 and for the year ended March 31, 1998, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation allowances is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements (not presented separately herein). This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Arthur Andersen LLP

Roseland, New Jersey
August 9, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------

To the Stockholders of Allegiance Corporation

In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of cash flows and of equity of Allegiance Corporation and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position of Allegiance Corporation, a wholly-owned subsidiary of Cardinal Health Inc., and its subsidiaries at June 30, 1999, and the results of their operations and their cash flows for the years ended June 30, 1999 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Allegiance Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
July 29, 1999

        REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE
        -----------------------------------------------------------------


To the Stockholders of Allegiance Corporation

Our audits of the consolidated financial statements of Allegiance Corporation and its subsidiaries referred to in our report dated July 29, 1999 appearing on page 8 of the Cardinal Health, Inc. Current Report on Form 8-K/A dated February 14, 2001 also included an audit of the Financial Statement Schedule II - Valuation and Qualifying Accounts ("Financial Statement Schedule") of Allegiance Corporation and its subsidiaries (not presented separately herein). In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP


Chicago, Illinois
July 29, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Bindley Western Industries, Inc.:


In our opinion, the consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows of Bindley Western Industries, Inc. and its subsidiaries (the "Company"), (not presented separately herein) present fairly, in all material respects, their financial position at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, prior to adjustments related to the 2001 pooling of interests with Cardinal Health, Inc., in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Bindley Western Industries, Inc. for any period subsequent to December 31, 1999.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Indianapolis, Indiana

March 21, 2000, except as to the revision to the financial statements to account for the business combination with Central Pharmacy Services, Inc. as a purchase rather than a pooling of interests and the second paragraph of Note 16 to the consolidated financial statements of Cardinal Health, Inc., which are as of December 15, 2000

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of Bindley Western Industries, Inc.:

Our audits of the consolidated financial statements referred to in our report dated March 21, 2000, except as to the revision to the financial statements to account for the business combination with Central Pharmacy Services, Inc. as a purchase rather than a pooling of interests and the second paragraph of Note 16 to the consolidated financial statements of Cardinal Health, Inc., which are as of December 15, 2000, appearing in the Cardinal Health, Inc. Form 8-K/A dated February 14, 2001 also included an audit of the Financial Statement Schedule II
- Valuation and Qualifying Accounts ("Financial Statement Schedule") of Bindley Western, Industries, Inc. and its subsidiaries (not presented separately herein). In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. We have not audited the consolidated financial statements and Financial Statement Schedule of Bindley Western Industries, Inc. for any period subsequent to December 31, 1999.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Indianapolis, Indiana

March 21, 2000, except as to the revision to the financial statements to account for the business combination with Central Pharmacy Services, Inc. as a purchase rather than a pooling of interests and the second paragraph of Note 16 to the consolidated financial statements of Cardinal Health, Inc., which are as of December 15, 2000

         CARDINAL HEALTH, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF EARNINGS
        (In millions, except per share amounts)


                                                                             FISCAL YEAR ENDED JUNE 30,
                                                         ---------------------------------------------------------
                                                                 2000                1999               1998
                                                         ---------------------------------------------------------


Revenue:
    Operating revenue                                       $   30,257.8        $   25,682.5        $   20,844.8
    Bulk deliveries to customer warehouses                       8,092.1             7,050.4             7,541.1
                                                            ------------        ------------        ------------

Total revenue                                                   38,349.9            32,732.9            28,385.9

Cost of products sold:
    Operating cost of products sold                             27,163.8            22,867.6            18,439.5
    Cost of products sold - bulk deliveries                      8,089.9             7,048.1             7,539.3
    Merger-related costs                                            --                   4.0                --
                                                            ------------        ------------        ------------

Total cost of products sold                                     35,253.7            29,919.7            25,978.8
                                                            ------------        ------------        ------------

Gross margin                                                     3,096.2             2,813.2             2,407.1

Selling, general and administrative expenses                     1,751.0             1,697.2             1,491.5

Special charges                                                     64.7               161.4                57.8
                                                            ------------        ------------        ------------

Operating earnings                                               1,280.5               954.6               857.8

Interest expense and other                                         138.7               132.9               123.5
                                                            ------------        ------------        ------------

Earnings before income tax                                       1,141.8               821.7               734.3

Provision for income taxes                                         424.0               322.4               260.0
                                                            ------------        ------------        ------------

Net earnings                                                $      717.8        $      499.3        $      474.3
                                                            ============        ============        ============

Net earnings per Common Share:
    Basic                                                   $       1.64        $       1.14        $       1.10
    Diluted                                                 $       1.60        $       1.12        $       1.07

Weighted average number of Common Shares outstanding:
    Basic                                                          438.8               434.9               431.5
    Diluted                                                        448.7               447.2               445.3

--------------------------------------------------------------------------------------------------------------

Net earnings                                               $      717.8         $      499.3        $      474.3
Pro forma adjustment for income taxes (See Note 2)                 --                  (9.3)               (4.6)
                                                           ------------         ------------        ------------
Pro forma net earnings                                     $      717.8         $      490.0        $      469.7
                                                           ============         ============        ============

Pro forma net earnings per Common Share:
    Basic                                                  $       1.64         $       1.13        $       1.09
    Diluted                                                $       1.60         $       1.10        $       1.06

  The accompanying notes are an integral part of these consolidated statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

                                                                                JUNE 30,              JUNE 30,
                                                                                 2000                  1999
                                                                             ------------          ------------

ASSETS
    Current assets:
      Cash and equivalents                                                   $      539.5          $      228.4
      Trade receivables, net                                                      2,398.8               2,055.6
      Current portion of net investment in sales-type leases                        187.7                 152.5
      Inventories                                                                 4,657.0               3,585.8
      Prepaid expenses and other                                                    663.4                 383.8
                                                                             ------------          ------------

        Total current assets                                                      8,446.4               6,406.1
                                                                             ------------          ------------

    Property and equipment, at cost:
      Land, buildings and improvements                                              806.1                 779.5
      Machinery and equipment                                                     2,115.4               2,035.8
      Furniture and fixtures                                                        144.0                 102.8
                                                                             ------------          ------------
        Total                                                                     3,065.5               2,918.1
      Accumulated depreciation and amortization                                  (1,337.2)             (1,263.8)
                                                                             ------------          ------------
      Property and equipment, net                                                 1,728.3               1,654.3

    Other assets:
      Net investment in sales-type leases, less current portion                     578.6                 454.3
      Goodwill and other intangibles, net                                         1,043.7                 960.1
      Other                                                                         227.1                 207.9
                                                                             ------------          ------------

        Total                                                                $   12,024.1          $    9,682.7
                                                                             ============          ============

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Notes payable & other short term borrowings                            $      414.1          $      272.3
      Current portion of long-term obligations                                        9.3                  41.6
      Accounts payable                                                            3,895.1               3,004.4
      Other accrued liabilities                                                   1,228.2                 596.4
                                                                             ------------          ------------

        Total current liabilities                                                 5,546.7               3,914.7
                                                                             ------------          ------------

    Long-term obligations, less current portion                                   1,524.5               1,224.5
    Deferred income taxes and other liabilities                                     552.5                 648.9

    Shareholders' equity:
      Common Shares, without par value                                            1,509.6               1,308.5
      Retained earnings                                                           3,331.6               2,666.1
      Common Shares in treasury, at cost                                           (346.6)                (27.9)
      Cumulative foreign currency adjustment                                        (81.9)                (44.0)
      Other                                                                         (12.3)                 (8.1)
                                                                             ------------          ------------
        Total shareholders' equity                                                4,400.4               3,894.6
                                                                             ------------          ------------

        Total                                                                $   12,024.1          $    9,682.7
                                                                             ============          ============

  The accompanying notes are an integral part of these consolidated statements.



                                                               CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                            (IN MILLIONS)


                                                   COMMON SHARES
                                                ------------------                                  CUMULATIVE
                                                                                  TREASURY SHARES    FOREIGN               TOTAL
                                                SHARES                RETAINED   -----------------   CURRENCY          SHAREHOLDERS'
                                                ISSUED     AMOUNT     EARNINGS   SHARES     AMOUNT  ADJUSTMENT   OTHER     EQUITY
                                                ------    --------    --------   ------    -------  ----------  ------  ------------

BALANCE, JUNE 30, 1997                           180.5    $1,121.5    $1,871.1     (0.8)   $(34.8)   $(12.5)     $(5.3)    $2,940.0
Comprehensive income:
  Net earnings                                                           474.3                                                474.3
  Foreign currency translation adjustments                                                            (16.0)                  (16.0)
                                                                                                                           --------
Total comprehensive income                                                                                                    458.3
Employee stock plans activity,
   including tax benefits of $38.5 million         2.4        79.5                 (0.3)     29.0                 (0.5)       108.0
Treasury shares acquired and shares retired       (1.3)      (25.7)      (12.7)    (0.9)   (105.6)                           (144.0)
Dividends paid                                                           (36.8)                                               (36.8)
Adjustment for change in fiscal year
   of an acquired subsidiary (see Note 1)         (0.1)       (0.8)      (35.0)     0.4      25.2       0.6        0.8         (9.2)
IPO of subsidiary and related option grant                    24.7        (5.2)                                                19.5
Shares issued upon conversion of debt              1.5        67.5                                                             67.5
Conforming Adjustment (See Note 2)                                        (9.7)                                                (9.7)
Other                                                                                                             (3.7)        (3.7)
                                                ------    --------    --------   ------    -------   -------     -------   --------

BALANCE, JUNE 30, 1998                           183.0    $1,266.7    $2,246.0     (1.6)   $(86.2)   $(27.9)     $(8.7)    $3,389.9
Comprehensive income:
  Net earnings                                                           499.3                                                499.3
  Foreign currency translation adjustments                                                            (17.0)                  (17.0)
                                                                                                                           --------
Total comprehensive income                                                                                                    482.3
Employee stock plans activity,
  including tax benefits of $65.4 million          3.4       139.6                 (0.7)     34.8                 (2.9)       171.5
Treasury shares acquired and shares retired       (1.9)      (73.8)       (2.9)     1.7      23.5                  3.5        (49.7)
Dividends paid                                                           (49.1)                                               (49.1)
Stock split effected as a stock dividend and
    cash paid in lieu of fractional shares       105.6                    (0.3)    (0.1)                                       (0.3)
Adjustment for change in fiscal year
   of an acquired subsidiary (see Note 1)          0.1         0.5         8.6                          0.9                    10.0
Stock issued for acquisitions and other            0.2        (0.1)       (1.0)                                                (1.1)
Distribution of Priority Healthcare Corporation              (24.4)      (34.5)                                               (58.9)
                                                ------    --------    --------   ------    -------   -------     -------   --------

BALANCE, JUNE 30, 1999                           290.4    $1,308.5    $2,666.1     (0.7)   $(27.9)   $(44.0)     $(8.1)    $3,894.6
Comprehensive income:
  Net earnings                                                           717.8                                                717.8
  Foreign currency translation adjustments                                                            (37.9)                  (37.9)
                                                                                                                           --------
Total comprehensive income                                                                                                    679.9
Employee stock plans activity,
  including tax benefits of $46.9 million          4.4       147.8                           (0.2)                (4.2)       143.4
Treasury shares acquired and shares retired                              (22.2)    (7.3)   (318.5)                           (340.7)
Dividends paid                                                           (30.0)                                               (30.0)
Stock issued for acquisitions and other            4.6        53.3        (0.1)    (0.1)                                       53.2
                                                ------    --------    --------   ------    -------   -------     -------   --------

BALANCE, JUNE 30, 2000                           299.4    $1,509.6    $3,331.6     (8.1)   $(346.6)  $(81.9)     $(12.3)   $4,400.4
                                                ======    ========    ========   ======    =======   =======     =======   ========


  The accompanying notes are an integral part of these consolidated statements.


                                              CARDINAL HEALTH INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                          (IN MILLIONS)

                                                                                     FISCAL YEAR ENDED JUNE 30,
                                                                         -----------------------------------------------
                                                                               2000             1999            1998
                                                                          ------------      ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings                                                          $      717.8      $      499.3    $      474.3
    Adjustments to reconcile net earnings to net cash from
      operating activities:
    Depreciation and amortization                                                257.0             248.2           225.8
    Provision for deferred income taxes                                          127.5             128.9            86.2
    Provision for bad debts                                                       37.5              33.1            27.5
    Change in operating assets and liabilities,
       net of effects from acquisitions:
      Increase in trade receivables                                             (377.3)           (122.5)         (445.3)
      Increase in inventories                                                 (1,071.6)           (479.6)         (541.1)
      Increase in net investment in sales-type leases                           (159.5)           (282.3)         (103.3)
      Increase in accounts payable                                               899.4             169.5           672.2
      Other operating items, net                                                  73.2             101.8            68.5
                                                                          ------------      ------------    ------------

    Net cash provided by operating activities                                    504.0             296.4           464.8
                                                                          ------------      ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Acquisition/divestiture of subsidiaries, net of cash acquired                (69.6)           (147.5)          (73.1)
    Proceeds from sale of property and equipment                                  60.2              58.0            12.9
    Additions to property and equipment                                         (331.1)           (359.5)         (308.9)
    Purchase of marketable securities available for sale                          (7.7)            (15.6)          (14.3)
    Proceeds from sale of marketable securities available for sale                56.1              13.5            10.6
    Other                                                                         --                --              (4.7)
                                                                          ------------      ------------    ------------

    Net cash used in investing activities                                       (292.1)           (451.1)         (377.5)
                                                                          ------------      ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Net change in commercial paper and short-term debt                           426.2            (334.9)            5.8
    Reduction of long-term obligations                                          (179.8)           (118.8)          (49.4)
    Proceeds from long-term obligations, net of issuance costs                     0.5             223.7           111.4
    Proceeds from securitized borrowings                                         125.8             224.2            --
    Proceeds from issuance of Common Shares                                       97.5              88.9           103.8
    Dividends on common shares, minority interests and
      cash paid in lieu of fractional shares                                     (30.0)            (77.3)          (53.4)
    Purchase of treasury shares                                                 (341.4)            (49.8)         (144.9)
    Other                                                                          0.4              (4.8)          (14.0)
                                                                          ------------      ------------    ------------

    Net cash provided by/(used in) financing activities                           99.2             (48.8)          (40.7)
                                                                          ------------      ------------    ------------


NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                  311.1            (203.5)           46.6

CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                        228.4             431.9           385.3
                                                                          ------------      ------------    ------------

CASH AND EQUIVALENTS AT END OF YEAR                                       $      539.5      $      228.4    $      431.9
                                                                          ============      ============    ============


  The accompanying notes are an integral part of these consolidated statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cardinal Health, Inc., together with its subsidiaries (collectively the "Company"), is a provider of services to the healthcare industry offering an array of value-added pharmaceutical and other healthcare products distribution services and pharmaceutical-related products and services to a broad base of customers. The Company currently conducts its business within four business segments: Pharmaceutical Distribution and Provider Services; Medical-Surgical Products and Services; Pharmaceutical Technologies and Services; and Automation and Information Services. See Note 12 for discussion related to the Company's operating segments.

BASIS OF PRESENTATION. The consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated. In addition, the consolidated financial statements give retroactive effect to the mergers with MediQual Systems, Inc. ("MediQual") on February 18, 1998; R.P. Scherer Corporation ("Scherer") on August 7, 1998; Allegiance Corporation ("Allegiance") on February 3, 1999; Pacific Surgical Innovations, Inc. ("PSI") on May 21, 1999; Automatic Liquid Packaging, Inc. ("ALP") on September 10, 1999 and Bindley Western Industries, Inc. ("Bindley") on February 14, 2001 (see Note 2). Such business combinations were accounted for under the pooling-of-interests method.

     The Company's fiscal year end is June 30 and Scherer's, PSI's, and Bindley's fiscal year ends were March 31, September 30, and December 31, respectively. For the fiscal year ended June 30, 1998, the consolidated financial statements combine the Company's fiscal year ended June 30, 1998 with Scherer's fiscal year ended March 31, 1998, PSI's fiscal year ended September 30, 1998, and Bindley's fiscal year ended December 31, 1997. For the fiscal years ended June 30, 1999 and 2000, the consolidated financial statements combine the Company's fiscal years ended June 30, 1999 and 2000, with Bindley's fiscal years ended December 31, 1998 and 1999, respectively.

     Due to the change in Scherer's fiscal year end from March 31 to conform with the Company's June 30 fiscal year end, Scherer's results of operations for the three months ended June 30, 1998 are not included in the combined results of operations but are reflected as an adjustment in the Consolidated Statements of Shareholders' Equity. Scherer's net revenue and net earnings for this period were $161.6 million and $8.6 million, respectively. Scherer's cash flows from operating and financing activities for this period were $12.6 million and $32.6 million, respectively, while cash flows used in investing activities were $12.2 million. As a result of changing Allegiance's fiscal year end from December 31 to June 30, the results of operations for the six months ended December 31, 1997 are included in the combined results of operations for both the fiscal years ended June 30, 1997 and 1998 and are reflected as an adjustment in the Consolidated Statements of Shareholders' Equity. Allegiance's total revenue and net earnings for this period were $2.2 billion and $47.9 million, respectively. Allegiance's cash flows from operating activities for this period were $147.2 million, while cash flows used in investing and financing activities were $63.7 million and $83.8 million, respectively. Additionally, as a result of changing Bindley's fiscal year end from December 31 to June 30, Bindley's results of operations for the six months ended June 30, 2000 are not included in the combined results of operations but will be reflected as an adjustment in the Consolidated Statements of Shareholders' Equity. Bindley's net revenue and net earnings excluding special charges were $4.9 billion and $22.9 million, respectively. Including special charges for the same period, Bindley's net loss was $2.8 million. Cash flows from operating activities were $166.7 million, while cash flows used in investing and financing activities were $5.7 million and $113.4 million, respectively.

     During fiscal 2000, Bindley completed a merger transaction with Central Pharmacy Services, Inc. ("Central Pharmacy") that was accounted for under the purchase method of accounting. In addition, the Company completed several individually immaterial acquisitions during fiscal 2000, 1999 and 1998, which were accounted for under the purchase method of accounting. The consolidated financial statements include the results of operations from each of these business combinations as of the date of acquisition.

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from these estimated amounts.

CASH EQUIVALENTS. The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value. Cash payments for interest were $133.8 million, $125.1 million and $111.5 million and cash payments for income taxes were $125.5 million, $94.9 million and $174.8 million for fiscal 2000, 1999, and 1998, respectively. See Notes 2 and 4 for additional information regarding non-cash investing and financing activities.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECEIVABLES. Trade receivables are primarily comprised of amounts owed to the Company through its pharmaceutical and other healthcare distribution activities and are presented net of an allowance for doubtful accounts of $71.1 million and $61.5 million at June 30, 2000 and 1999, respectively.

     The Company provides financing to various customers. Such financing arrangements range from one year to ten years, at interest rates that generally fluctuate with the prime rate. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivable are $24.0 million and $19.8 million at June 30, 2000 and 1999, respectively (the current portions are $9.3 million and $9.2 million, respectively), and are included in other assets. These amounts are reported net of an allowance for doubtful accounts of $4.6 million and $4.9 million at June 30, 2000 and 1999, respectively.

     The Company has formed Medicine Shoppe Capital Corporation ("MSCC"), Pyxis Capital Corporation ("PCC") and Cardinal Health Funding LLC ("CHF") as wholly owned subsidiaries of Medicine Shoppe, Pyxis and Griffin Capital Corporation ("Griffin"), respectively. MSCC, PCC and CHF were organized for the sole purpose of buying receivables and selling those receivables to certain financial institutions or to other investors. They are designed to be special purpose, bankruptcy remote entities. Although consolidated to the extent required by generally accepted accounting principles, MSCC, PCC and CHF are separate legal entities from the Company, Medicine Shoppe, Pyxis and Griffin; they each maintain separate financial statements; and their assets will be available first and foremost to satisfy the claims of their creditors.

     The Company has formed Bindley Western Funding Corporation ("BWFC") as a wholly owned subsidiary of Bindley. BWFC was organized for the sole purpose of buying receivables and selling those receivables to certain financial institutions or to other investors. Although consolidated to the extent required by generally accepted accounting principles, BWFC is a separate legal entity from the Company and Bindley; it maintains separate financial statements; and its assets will be available first and foremost to satisfy the claims of its creditors.

INVENTORIES. A majority of inventories (approximately 69% in 2000 and 66% in 1999) are stated at lower of cost, using the last-in, first-out ("LIFO") method, or market and are primarily merchandise inventories. The remaining inventory is primarily stated at the lower of cost using the first-in, first-out ("FIFO") method or market. If the Company had used the FIFO method of inventory valuation, which approximates current replacement cost, inventories would have been higher than the LIFO method reported at June 30, 2000 and 1999 by $57.3 million and $64.1 million, respectively. Bindley accounted for inventory under the FIFO method prior to the merger transaction with the Company. See Note 2 for discussion of the adjustment to conform Bindley to the LIFO method.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are primarily computed using the straight-line method over the estimated useful lives of the assets which range from one to fifty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense. At each balance sheet date, the Company assesses the recoverability of its long-lived property, based on a review of projected undiscounted cash flows associated with these assets.

GOODWILL AND OTHER INTANGIBLES. Goodwill and other intangibles primarily represent intangible assets related to the excess of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives that range from five to forty years. Accumulated amortization was $646.2 million and $607.1 million at June 30, 2000 and 1999, respectively. At each balance sheet date, a determination is made by management to ascertain whether there is an indication that the intangible assets may have been impaired based primarily on a review of projected undiscounted operating cash flows for each subsidiary.

REVENUE RECOGNITION. The Company records distribution revenue when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. The Company also acts as an intermediary in the ordering and subsequent delivery of bulk shipments of pharmaceutical products, which are classified as bulk deliveries to customer warehouses and are included in total revenue.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company earns franchise and origination fees from its apothecary-style pharmacy franchisees. Franchise fees represent monthly fees based upon franchisees' sales and are recognized as revenue when they are earned. Origination fees from signing new franchise agreements are recognized as revenue when the new franchise store is opened.

       Pharmacy management and other service revenues are recognized as the related services are rendered according to the contracts established. A fee is charged under such contracts through a capitated fee, a dispensing fee, a monthly management fee, or an actual costs-incurred arrangement. Under certain contracts, fees for services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenue is adjusted to reflect the estimated effects of such contractual guarantees and risk-sharing provisions.

     Packaging and liquid fill contract manufacturing revenues are recognized from services provided upon the completion of such services.

     Drug delivery system revenue is recognized upon shipment of products to the customer. Non-product revenue related to option, milestone and exclusivity fees are recognized when earned and all obligations of performance have been completed.

     Revenue is recognized from sales-type leases of point-of-use pharmacy systems when the systems are delivered, the customer accepts the system, and the lease becomes noncancellable. Unearned income on sales-type leases is recognized using the interest method. Sales of point-of-use pharmacy systems are recognized upon delivery and customer acceptance. Revenue for systems installed under operating lease arrangements is recognized over the lease term as such amounts become receivable according to the provisions of the lease.

       Clinical information system license revenue is recognized upon delivery of the software to the customer and the completion of implementation/set up training necessary to operate the software. The portion of the license fee related to system support is deferred and recognized over the annual license period.

TRANSLATION OF FOREIGN CURRENCIES. The financial position and the results of operations of the Company's foreign operations, excluding the Company's Malaysian and Mexican manufacturing operations which are denominated in U.S. dollars, are measured using the local currencies of the countries in which they operate and are translated into U.S. dollars. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which sales are generated, the reported results of operations of the Company's foreign subsidiaries are affected by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending upon a weakening or strengthening of the U.S. dollar. In addition, the net assets of foreign subsidiaries are translated into U.S. dollars at the foreign currency exchange rates in effect at the end of each period. Accordingly, the Company's consolidated shareholders' equity will fluctuate depending upon the relative strengthening or weakening of the U.S. dollar versus relevant foreign currencies.

DERIVATIVE FINANCIAL INSTRUMENT RISK. The Company uses derivative financial instruments to minimize the impact of foreign exchange rate changes on earnings and cash flows. The Company also periodically enters into foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount. The Company does not use derivative financial instruments for trading or speculative purposes (see
Note 5 for further discussion).

RESEARCH AND DEVELOPMENT COSTS. Costs incurred in connection with the development of new products and manufacturing methods are charged to expense as incurred. Research and development expenses, net of customer reimbursements, were $48.5 million, $49.7 million, and $45.7 million in fiscal 2000, 1999, and 1998, respectively. Customer reimbursements in the amount of $10.4 million, $11.8 million, and $13.0 million were received for the fiscal years ended June 30, 2000, 1999, and 1998, respectively.

INCOME TAXES. No provision is made for U.S. income taxes on earnings of foreign subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings.

PRO FORMA ADJUSTMENT FOR INCOME TAXES. On September 10, 1999, the Company completed a merger transaction with ALP (the "ALP Merger"). As of April 1998, ALP had elected S-Corporation status for income tax purposes. As a result of

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the merger, ALP terminated its S-Corporation election. The pro forma adjustment for income taxes presents the pro forma tax expense of ALP as if ALP had been subject to federal income taxes during the periods presented (see Note 2).

EARNINGS PER COMMON SHARE. Basic earnings per Common Share ("Basic") is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share is similar to the computation for Basic, except that the denominator is increased by the dilutive effect of stock options, computed using the treasury stock method and in fiscal 1998 by the dilutive effect of Bindley's convertible debentures ($1.9 million impact on diluted net earnings and an increase of 2.2 million diluted shares). See Note 6 for further discussion of the convertible debentures.

     Excluding dividends paid by all entities with which the Company has merged, the Company paid cash dividends per Common Share of $0.667, $0.0633, and $0.0467 for the fiscal years ended June 30, 2000, 1999, and 1998, respectively.

STOCK SPLITS. On August 12, 1998, the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on October 30, 1998 to shareholders of record on October 9, 1998. In addition, on February 27, 2001, the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on April 20, 2001 to shareholders of record on April 5, 2001. All share and per share amounts included in the consolidated financial statements, except the Consolidated Statements of Shareholders' Equity, have been adjusted to retroactively reflect these stock splits.

DISTRIBUTION OF PRIORITY HEALTHCARE CORPORATION. On December 31, 1998, Bindley distributed to the holders of its common stock all of the 10.2 million shares of Priority Healthcare Corporation ("Priority") owned by Bindley. As a result of the distribution, Priority ceased to be a subsidiary of Bindley at the end of fiscal 1999. The dividend distribution of $58.9 million represents Bindley's ownership interest in the net assets of Priority. The spin-off resulted in the removal of $107.5 million of assets and $37.2 million of liabilities from the consolidated balance sheet at the end of fiscal 1999.

NEW ACCOUNTING PRONOUNCEMENT. As of July 1, 1999, the Company adopted the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for costs of computer software developed or obtained for internal use. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

2. BUSINESS COMBINATIONS, MERGER-RELATED COSTS AND OTHER SPECIAL ITEMS BUSINESS COMBINATIONS. On February 14, 2001 the Company completed a merger transaction with Bindley ("Bindley Merger"), which was accounted for as a pooling-of-interests. In the Bindley Merger, the Company issued approximately
23.1 million Common Shares to Bindley stockholders and Bindley's outstanding stock options were converted into options to purchase approximately 5.1 million Common Shares. The Company recorded a merger-related charge to reflect transaction and other costs incurred as a result of the Bindley Merger in the third quarter of fiscal 2001. Additional merger-related costs associated with integrating the separate companies and instituting efficiencies will be charged to expense in subsequent periods when incurred.

     The table below presents a reconciliation of total revenue and net earnings available for Common Shares as reported in the accompanying financial statements with those previously reported by the Company. The term "Cardinal Health" as used herein refers to Cardinal Health, Inc. and its subsidiaries prior to the Bindley merger transaction.

(in millions)                                   Cardinal                             Conforming
                                                 Health              Bindley         Adjustment       Combined
                                               ------------        -----------       -----------     -----------
Fiscal year ended June 30, 1998
    Total revenue                             $   21,076.0        $    7,309.9       $       --      $   28,385.9
    Net earnings                              $      448.5        $       23.7       $        2.1    $      474.3


Fiscal year ended June 30, 1999
    Total revenue                             $   25,111.5        $    7,621.4       $       --      $   32,732.9
    Net earnings                              $      481.0        $       19.1       $       (0.8)   $      499.3

Fiscal year ended June 30, 2000
    Total revenue                             $   29,870.6        $    8,479.3       $       --      $   38,349.9
    Net earnings                              $      679.7        $       36.7       $        1.4    $      717.8


                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Adjustments affecting net earnings and shareholders' equity resulting from the Bindley Merger to adopt the same accounting practices as Cardinal Health related solely to the impact of accounting for Bindley's inventory under the LIFO method, which was previously accounted for under the FIFO method. The beginning balance sheet cumulative adjustment of $9.7 million is reflected in the Consolidated Statement of Shareholders Equity. There were no material intercompany transactions.

      On September 10, 1999, the Company completed the ALP Merger, which was accounted for as a pooling-of-interests. In the ALP Merger, the Company issued approximately 8.7 million Common Shares to ALP stockholders. The Company recorded a merger-related charge to reflect transaction and other costs incurred as a result of the merger transaction during fiscal year 2000.

     On August 31, 1999, Bindley completed a merger transaction with Central Pharmacy that was accounted for under the purchase method of accounting. The aggregate purchase price was approximately $56.7 million, including fees and expenses, which was primarily paid in Bindley common stock. Liabilities assumed were approximately $16.1 million. Had the acquisition taken place on July 1, 1999, consolidated results would not have been materially different from reported results.

       In addition to the merger transactions described above, during fiscal 2000, the Company completed several individually immaterial acquisitions, which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company's medical-surgical distribution, point-of-use pharmacy systems and pharmaceutical-packaging services. The aggregate purchase price, which was paid primarily in cash, including fees and expenses, was approximately $63.5 million. Liabilities of the operations assumed were approximately $7.0 million, including debt of $4.0 million. Had the acquisitions taken place July 1, 1999, consolidated results would not have been materially different from reported results.

      On May 21, 1999, the Company completed a merger transaction with PSI. The Company issued approximately 0.3 million Common Shares to PSI shareholders and has accounted for the merger transaction as a pooling-of-interests in the accompanying financial statements.

     On February 3, 1999, the Company completed a merger transaction with Allegiance that was accounted for as a pooling-of-interests transaction. The Company issued approximately 106.1 million Common Shares to Allegiance stockholders and Allegiance's outstanding stock options were converted into options to purchase approximately 15.5 million Common Shares. In addition, on August 7, 1998, the Company completed a merger transaction with Scherer that was accounted for as a pooling-of-interests. The Company issued approximately 51.3 million Common Shares to Scherer stockholders and Scherer's outstanding stock options were converted into options to purchase approximately 5.3 million Common Shares. The Company recorded a merger-related charge to reflect transaction and other costs incurred as a result of these merger transactions in fiscal 1999. Additional merger-related costs associated with integrating the separate companies and instituting efficiencies are charged to expense in subsequent periods when incurred.

      In addition to the merger transactions described above, during fiscal 1999, the Company completed several individually immaterial acquisitions, which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company's medical-surgical distribution, point-of-use pharmacy systems and pharmaceutical-packaging services. The aggregate purchase price, which was paid primarily in cash, including fees and expenses, was approximately $160.8 million. Liabilities of the operations assumed were approximately $18.9 million, including debt of $3.2 million. Had the acquisitions taken place on July 1, 1998, consolidated results would not have been materially different from reported results.

     On February 18, 1998, the Company completed a merger transaction with MediQual (the "MediQual Merger") which was accounted for as a pooling-of-interests. The Company issued approximately 1.3 million Common Shares to MediQual shareholders and MediQual's outstanding stock options were converted into options to purchase approximately 0.1 million Common Shares of the Company.

     During fiscal 1998, the Company made a number of individually immaterial acquisitions for an aggregate purchase price of $83.8 million and exchanged non-monetary assets with a value of approximately $10.5 million to acquire an interest in Source Medical Corporation, a new venture in Canada. All of these acquisitions were accounted for as purchase

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transactions. Had the acquisitions taken place on July 1, 1997, consolidated results would not have been materially different from reported results.

SPECIAL CHARGES

The following is a summary of the special charges for the fiscal years ended June 30, 2000, 1999 and 1998.

                                                                 Fiscal Year Ended
                                                                       June 30,
                                                      ------------------------------------------
(in millions, except per share amounts)               2000               1999           1998
------------------------------------------------------------------------------------------------
Transaction and employee-related costs           $       (3.8)     $      (95.4)   $      (35.7)
ALP transaction bonus                                   (20.3)             --              --
Exit costs                                              (11.7)             (9.4)           (3.8)
Scherer restructuring costs                              (9.6)            (26.7)           --
Inventory write-offs                                     --                (4.0)           --
Owen Healthcare, Inc. employee-related costs             --                (1.1)           --
Canceled merger transaction                              --                 3.7            --
Other integration costs                                 (19.3)            (13.7)           (9.7)
------------------------------------------------------------------------------------------------
Total merger-related costs                       $      (64.7)     $     (146.6)   $      (49.2)
------------------------------------------------------------------------------------------------

Other special charges:
     Facilities closures                         $       --        $       --      $       (6.1)
     Employee severance                                  --                --              (2.5)
     Priority  Spin-off                                  --               (18.8)           --
------------------------------------------------------------------------------------------------
Total other special charges                      $       --        $      (18.8)   $       (8.6)
------------------------------------------------------------------------------------------------

Total special charges                            $      (64.7)     $     (165.4)   $      (57.8)
Tax effect of special charges                            14.9              33.8            22.0
Tax benefit for change in tax status                     --                --              11.7
Pro forma ALP taxes                                      --                 9.3             4.6
------------------------------------------------------------------------------------------------
Net effect of special charges                    $      (49.8)     $     (122.3)   $      (19.5)
===============================================================================================

Net effect on diluted earnings per share         $      (0.11)     $      (0.27)   $      (0.04)
===============================================================================================


       Merger-Related Charges. Costs of effecting mergers and subsequently integrating the operations of the various merged companies are recorded as merger-related costs when incurred. The merger-related costs are primarily a result of the merger transactions with ALP, Allegiance and Scherer.

     During the fiscal years presented in the table herein, the Company incurred direct transaction costs related to its merger transactions. These expenses primarily include investment banking, legal, accounting and other professional fees associated with the respective merger transactions. In addition, the Company incurred employee-related costs, which consist primarily of severance and transaction/stay bonuses as a result of the ALP, Allegiance and Scherer merger transactions. Partially offsetting the transaction and employee-related costs recorded during the fiscal year ended June 30, 2000 was a $10.3 million credit to adjust the estimated transaction and employee-related costs previously recorded in connection with the Allegiance merger transaction. Actual billings and employee-related costs were less than the amounts originally anticipated, resulting in a reduction of the merger-related costs. Exit costs relate primarily to costs associated with lease terminations and moving expenses as a direct result of the merger transactions with ALP, Allegiance and Scherer. Other integration costs include charges related to integrating the operations of previous merger transactions.

     The Company recorded charges of $9.6 million and $26.7 million during the fiscal years ended June 30, 2000 and 1999, respectively, associated with the business restructuring as a result of the Company's merger transaction with Scherer. As part of the business restructuring, the Company is closing certain facilities. In connection with such closings, the

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company has incurred employee-related costs, asset impairment charges and exit costs related to the termination of contracts and lease agreements.

      Charges of $4.0 million related to the write-down of impaired inventory associated with the merger transaction with Owen Healthcare, Inc. ("Owen") were recorded during the fiscal year ended June 30, 1999. Also, during fiscal 1999, the Company recorded $1.1 million related to severance costs for a restructuring associated with the change in management that resulted from the merger transaction with Owen. Partially offsetting the total merger-related charges for fiscal 1999 was a credit recorded to adjust the estimated transaction and termination costs previously recorded in connection with the canceled merger transaction with Bergen Brunswig Corporation ("Bergen") (see Note 15). The actual billings for services provided by third parties engaged by the Company were less than the estimate, resulting in a reduction of the merger-related costs.

     Other Special Items. During fiscal 1999, Bindley recorded a special charge of $18.8 million ($14.0 million net of tax), of which $11.0 million related to a non-cash charge for the acceleration of the amortization of compensation related to restricted stock grants in connection with the spin-off of Priority (See Note
1). Approximately $7.0 million related to write-off of goodwill from an acquisition prior to 1996 and the remaining $0.8 million represented a legal settlement.

     During fiscal 1998, the Company recorded a special charge of $8.6 million ($5.2 million net of tax) related to the rationalization of its pharmaceutical distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company's decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the final settlement of a labor dispute with former employees of the Company's Boston pharmaceutical distribution facility, resulting in termination of the union relationship.

     During fiscal 1998, Scherer finalized part of its long-term tax planning strategy by converting, with its joint venture partner, the legal ownership structure of Scherer's 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in cash taxes to be paid in the current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense by approximately $11.7 million.

     Pro Forma Impact. Since April 1998, ALP had been organized as an S-Corporation for tax purposes. Accordingly, ALP was not subject to federal income tax from April 1998 up to the date of the merger transaction. For the fiscal years ended 1999 and 1998, net earnings would have been reduced by $9.3 million and $4.6 million, respectively, if ALP had been subject to federal income taxes.

     In fiscal 2000, the net effect of various merger-related charges reduced reported net earnings by $49.8 million to $717.8 million and reduced reported diluted earnings per Common Share by $0.11 per share to $1.60 per share. The net of tax effect of the various merger-related costs recorded and pro forma adjustments related to ALP taxes during fiscal 1999 was to reduce reported net earnings by $122.3 million to $499.3 million and to reduce reported diluted earnings per Common Share by $0.27 per share to $1.12 per share. The effect of various merger-related charges and other special items recorded and pro forma adjustments related to ALP taxes during fiscal 1998 was to reduce reported net earnings by $19.5 million to $474.3 million and to reduce reported diluted earnings per Common Share by $0.04 per share to $1.07 per share.

     Certain merger-related costs are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed as incurred.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   LEASES

SALES-TYPE LEASES. The Company's sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized by the underlying equipment. The components of the Company's net investment in sales-type leases are as follows (in millions):

                                                                              June 30,       June 30,
                                                                                2000          1999
                                                                           -------------  ------------

               Future minimum lease payments receivable                    $      890.3   $      717.7
               Unguaranteed residual values                                        11.1            1.0
               Unearned income                                                   (120.1)        (100.1)
               Allowance for uncollectible minimum lease payments
                 receivable                                                       (15.0)         (11.8)
                                                                           ------------   ------------

               Net investment in sales-type leases                                766.3          606.8
                   Less: current portion                                          187.7          152.5
                                                                           ------------   ------------

               Net investment in sales-type leases, less current portion   $      578.6   $      454.3
                                                                           ============   ============

     Future minimum lease payments to be received pursuant to sales-type leases during the next five fiscal years and thereafter are: 2001 - $219.9 million; 2002 - $214.4 million; 2003 - $200.6 million; 2004 - $157.9 million; 2005 -
$85.6 million and 2006 and thereafter - $11.9 million.

LEASE RELATED FINANCING ARRANGEMENTS. Pyxis has previously financed its working capital needs through the sale of certain lease receivables to a non-bank financing company. As of June 30, 2000, $22.5 million of lease receivables were owned by the financing company. The agreement with the financing company was amended to terminate Pyxis' obligation to sell lease receivables to the financing company. Due to Pyxis customers upgrading the Pyxis machines or expanding the number of units being leased under the original lease agreements that have been sold to the financing company, Pyxis has been converting the original lease agreements with customers to updated lease agreements. Pyxis has been maintaining these revised leases and not selling them to the financing company to replace the original lease receivables. As a result, Pyxis entered into an agreement with the financing company to pay the financing company the remaining portion of the original lease receivables outstanding at the time of revision over the original terms. The future minimum payments for these notes at June 30, 2000 are: fiscal 2001 - $36.2 million; fiscal 2002 - $20.1 million and fiscal 2003 - $5.4 million, which are classified as part of other liabilities.

4.       SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS

NOTES PAYABLE, BANKS. The Company has entered into various unsecured, uncommitted line-of-credit arrangements that allow for borrowings up to $202.8 million at June 30, 2000, at various money market rates. At June 30, 2000, $64.1 million, at a weighted average interest rate of 6.2%, was outstanding under such arrangements and $48.1 million, at a weighted average interest rate of 6.0%, was outstanding at June 30, 1999. The total available but unused lines of credit at June 30, 2000 was $138.7 million.

SECURITIZED BORROWINGS. Bindley has a receivables securitization facility (the "Receivables Facility") pursuant to which Bindley sells substantially all of its receivables arising in connection with the sale of goods or the rendering of services ("Receivables") to BWFC, a wholly owned special purpose corporation subsidiary (See Note 1). The Receivables are sold to BWFC on a continuous basis, and the cash generated by sales of interests in the Receivables or by collections on the Receivables retained is used by BWFC to, among other things, purchase additional Receivables originated by Bindley. In connection with the Receivables Facility, BWFC entered into an agreement to sell, from time to time, interests in the Receivables ("Receivables Interest") to a third party. Each Receivables Interest has an associated Discount Rate and Tranche Period applicable to it, as selected by BWFC. The Discount Rate is variable based upon corporate prime or LIBOR. At fiscal year end 2000 and 1999, there were $350.0 million and $224.2 million of Receivables Interests outstanding bearing a Discount Rate of 6.1% and 5.5% per annum, respectively. The maximum amount of borrowings under this agreement is $350.0 million. Subsequent to fiscal 2000, this facility has been terminated and all outstanding borrowings have been repaid.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-TERM OBLIGATIONS.   Long-term obligations consist of the following
(in millions):

                                                                             June 30,        June 30,
                                                                               2000           1999
                                                                          ------------    ------------

               6.0% Notes due 2006                                        $      150.0    $      150.0
               6.25% Notes due 2008                                              150.0           150.0
               6.5% Notes due 2004                                               100.0           100.0
               6.75% Notes due 2004                                               99.7            99.7
               7.25% Notes due 1999                                               --              30.0
               7.3% Notes due 2006                                               127.9           183.2
               7.93% Notes due 2004                                               25.0            --
               7.8% Debentures due 2016                                           75.7           125.2
               7.0% Debentures due 2026 (7 year put option in 2003)              192.0           199.9
               Commercial paper                                                  509.2            49.2
               Short-term borrowings, reclassified                                54.2            35.3
               Borrowings under credit agreement; interest averaging
                   6.8% in 1999                                                   --              96.9
               Other obligations;  interest averaging 4.6% in 2000 and
                  6.7% in 1999, due in varying installments
                  through 2020                                                    50.1            46.7
                                                                          ------------    ------------
               Total                                                           1,533.8         1,266.1
                   Less: current portion                                           9.3            41.6
                                                                          ------------    ------------

               Long-term obligations, less current portion                $    1,524.5    $    1,224.5
                                                                          ============    ============

     The 6.0%, 6.25% and 6.5% Notes represent unsecured obligations of the Company, and the 6.75% Notes represent unsecured obligations of Scherer, which are guaranteed by the Company. The 7.93% and 7.25% Notes represent private placements of unsecured obligations of Bindley. The 7.3% Notes and the 7.8% and 7.0% Debentures represent unsecured obligations of Allegiance, which are guaranteed by the Company. These obligations are not redeemable prior to maturity and are not subject to a sinking fund.

     The Company has a commercial paper program, providing on June 30, 2000 for the issuance of up to $1.0 billion in aggregate maturity value of commercial paper. The Company had $509.2 million outstanding under this program at June 30, 2000 with a market interest rate based upon LIBOR. The Company also maintains other short-term credit facilities that allow for borrowings up to $250.0 million. At June 30, 2000 and 1999, $54.2 million and $35.3 million were outstanding under these uncommitted facilities. The effective interest rate as of June 30, 2000 and 1999 was 6.3% and 6.0%, respectively. The Company also has an unsecured bank credit facility, which provides for up to an aggregate of $1.5 billion in borrowings of which $750 million expires on March 28, 2002 and $750 million expires on March 31, 2004. At expiration, these facilities can be extended upon mutual consent of the Company and the lending institutions. This credit facility exists largely to support issuances of commercial paper as well as other short-term borrowings and remained unused at June 30, 2000. At June 30, 2000 and 1999, the commercial paper and other short-term borrowings totaling $563.4 million and $84.5 million, respectively, were reclassified as long-term, reflecting the Company's intent and ability, through the existence of the unused credit facility, to refinance these borrowings. Subsequent to June 30, 2000, the Company increased the capacity under its commercial paper program from $1.0 billion to $1.5 billion in aggregate maturity value.

     During fiscal 1999, the Company issued $150 million of 6.25% Notes due 2008, the proceeds of which were used for working capital needs due to growth in the Company's business. At June 30, 2000, the Company had the capacity to issue $250 million of additional debt securities pursuant to a shelf registration statement filed with the Securities and Exchange Commission.

       During fiscal 1998, holders of $65.6 million convertible subordinated debentures, originally issued by Bindley, converted the notes into the equivalent of approximately 2.2 million Common Shares. If the previously mentioned conversion had occurred at the beginning of all periods presented, the changes in diluted earnings per share would not have been material.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Certain long-term obligations are collateralized by property and equipment of the Company with an aggregate book value of approximately $40.9 million at June 30, 2000. Maturities of long-term obligations for future fiscal years are:
2001 - $9.3 million; 2002 - $569.9 million; 2003 - $4.1 million; 2004 - $227.4 million; 2005 - $2.9 million and 2006 and thereafter - $720.2 million.

    Subsequent to June 30, 2000 the Company entered into an agreement to sell trade receivables to a special purpose accounts receivable and financing entity ("SPE"), which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The SPE, which is consolidated by the Company, issued $400 million in preferred variable debt securities to parties not affiliated with the Company. Those preferred debt securities must be retired or redeemed before the Company can have access to the SPE's receivables.

     In addition subsequent to June 30, 2000, the Company issued $500 million of 6.75% notes due 2011, the proceeds of which were used primarily for early redemption of Bindley debt. After such issuance, the Company has the capacity to issue approximately $450 million of additional equity or debt securities pursuant to a shelf registration statement filed with the Securities and Exchange Commission.

5.   FINANCIAL INSTRUMENTS

INTEREST RATE MANAGEMENT. The Company has entered into an interest rate swap agreement with a notional amount of $20.0 million that matures in November 2002 to hedge against variable interest rates. The Company exchanged its variable rate position related to a lease agreement for a fixed rate of 7.08%. The Company recognizes in income the periodic net cash settlements under the swap agreement as it accrues.

       Subsequent to June 30, 2000, the Company entered into several interest rate swap agreements with a total notional amount of $500 million that mature through February 2011 to hedge interest rate exposures related to the $400 million in preferred debt securities and to hedge the change in fair value of the 6.75% Notes issued subsequent to June 30, 2000.

FOREIGN EXCHANGE RISK MANAGEMENT. In the normal course of business, operations of the Company are exposed to fluctuations in foreign exchange rates. In order to reduce the uncertainty of the impact of foreign exchange rate movements on operations, the Company periodically enters into foreign currency options and forward contracts (principally European currencies and Japanese yen) to hedge certain anticipated sales and firm commitments denominated in foreign currencies. These option and forward contracts typically mature within one year. The Company's forward contracts do not subject it to material risks due to the exchange rate movements because gains and losses on these contracts offset losses and gains on the assets, liabilities, and transactions being hedged. The risk of loss associated with the foreign currency option contracts is limited to the premium paid for the option contracts. Gains and losses on the forward and option contracts are recognized concurrently with the gains and losses from the underlying transactions. Premiums paid on the option contract are amortized in other income/expense over the life of the underlying hedged transactions.

     The Company also uses commodity contracts to hedge raw material costs expected to be denominated in foreign currency. These contracts generally cover a one-year period and all gains and losses are deferred and recognized in cost of goods sold with the underlying product costs. The contracts qualify as hedges for accounting purposes in accordance with the criteria established in SFAS No. 80 "Accounting for Futures Contracts." Cash flows resulting from these commodity contracts are classified in the same category as the items being hedged.

     The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would not be material.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of cash and equivalents, trade receivables, accounts payable, notes payable-banks, securitized borrowings and other accrued liabilities at June 30, 2000 and 1999, approximate their fair value because of the short-term maturities of these items.

     The estimated fair value of the Company's long-term obligations was $1,494.6 million and $1,263.9 million as compared to the carrying amounts of $1,533.8 million and $1,266.1 million at June 30, 2000 and 1999, respectively. The fair value of the Company's long-term obligations is estimated based on either the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities or estimated discounted cash flows.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following is a summary of the fair value gain/(loss) of the Company's derivative instruments, based upon the estimated amount that the Company would receive (or pay) to terminate the contracts as of June 30. The fair values are based on quoted market prices for the same or similar instruments.

   (in millions)
                                                      2000                         1999
                                            --------------------------  --------------------------
                                             Notional     Fair Value     Notional      Fair Value
                                              Amount     Gain/(Loss)      Amount       Gain/(Loss)
                                            ------------ -------------  ----------    ------------

      Foreign currency forward contracts       $ 17.2      $  0.1        $      -      $     -
      Commodity contracts                      $  3.9      $  0.1        $    9.6      $  (0.3)
      Interest Rate Swaps                      $ 20.0      $    -        $   20.0      $  (0.7)

6.   INCOME TAXES

     Consolidated earnings before income taxes (in millions)

                                                              Fiscal Year Ended June 30,
                                                       -----------------------------------------
                                                           2000          1999          1998
                                                       -------------  ------------  ------------

                         U.S. Based Operations         $    1,016.3   $     747.3   $     625.2
                         Non-U.S. Based Operations            125.5          74.4         109.1
                                                       -------------  ------------  ------------

                                                       $    1,141.8   $     821.7   $     734.3
                                                       =============  ============  ============

     The provision for income taxes consists of the following (in millions):

                                                          Fiscal Year Ended June 30,
                                                ------------------------------------------------
                                                    2000             1999             1998
                                                --------------   --------------   --------------
                       Current:
                         Federal                $       242.0    $       143.0    $       130.9
                         State                           25.2             29.4             25.8
                         Foreign                         28.3             21.7             15.8
                                                --------------   --------------   --------------

                           Total                $       295.5    $       194.1    $       172.5

                       Deferred                         128.5            128.3             87.5
                                                --------------   --------------   --------------
                           Total provision      $       424.0    $       322.4    $       260.0
                                                ==============   ==============   ==============

A reconciliation of the provision based on the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                             Fiscal Year Ended June 30,
                                                 --------------------------------------------------
                                                      2000              1999             1998
                                                 ---------------   ---------------  ---------------
                 Provision at Federal
                    Statutory rate                     35.0%             35.0%            35.0%
                 State income taxes, net of
                    Federal benefit                     3.1               4.0              4.1
                 Foreign tax rates                     (2.1)             (2.9)            (4.5)
                 Nondeductible expenses                 1.3               4.6              1.4
                 Other                                 (0.2)             (1.5)            (0.6)
                                                 ---------------   ---------------  ---------------
                    Effective income tax rate          37.1%             39.2%            35.4%
                                                 ===============   ===============  ===============

     Provision has not been made for U.S. or additional foreign taxes on $303.2 million of undistributed earnings of foreign subsidiaries because those earnings are considered permanently reinvested in the operations of those subsidiaries. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of such earnings.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows (in millions):

                                                                          June 30,         June 30,
                                                                            2000             1999
                                                                       ---------------  ---------------
               Deferred income tax assets:
                  Receivable basis difference                           $    45.1         $    34.4
                  Accrued liabilities                                        39.0             103.4
                  Net operating loss carryforwards                            8.6               9.5
                  Foreign tax and other credit carryforwards                 10.5              16.5
                  Other                                                       9.5              38.5
                                                                       ---------------  ---------------

                    Total deferred income tax assets                    $   112.7         $   202.3

                  Valuation allowance for deferred income tax assets         (2.7)             (7.0)
                                                                       ---------------  ---------------

                    Net deferred income tax assets                      $   110.0         $   195.3
                                                                       ---------------  ---------------

               Deferred income tax liabilities:
                  Inventory basis differences                              (175.1)           (132.3)
                  Property-related                                         (207.1)           (224.8)
                  Revenues on lease contracts                              (178.7)           (165.9)
                  Other                                                     (13.9)              2.7
                                                                       ---------------  ---------------

                    Total deferred income tax liabilities               $  (574.8)        $  (520.3)
                                                                       ---------------  ---------------

                      Net deferred income tax liabilities               $  (464.8)        $  (325.0)
                                                                       ===============  ===============

     The above amounts are classified in the consolidated balance sheets as follows (in millions):

                                                                           June 30,         June 30,
                                                                             2000             1999
                                                                       ---------------  ---------------

                  Other current assets/(liabilities)                    $     (106.7)   $       99.2
                  Deferred income taxes and other liabilities                 (358.1)         (424.2)
                                                                       ---------------  ---------------

                    Net deferred income tax liabilities                 $     (464.8)   $     (325.0)
                                                                       ===============  ===============

     The Company had Federal net operating loss carryforwards of $3.4 million and state net operating loss carryforwards of $166.9 million at June 30, 2000. A valuation allowance of $2.7 million at June 30, 2000 has been provided for the state net operating loss, as utilization of such carryforwards within the applicable statutory periods is uncertain. The Company's Federal net operating loss carryforwards and a portion of the state net operating loss carryforwards are subject to a change in ownership limitation calculation under Internal Revenue Code Section 382. After application of the valuation allowance described above, the Company anticipates no limitations will apply with respect to utilization of these assets. The Federal net operating loss carryforward begins expiring in 2005 and the state net operating loss carryforward expires through 2020. Expiring state net operating loss carryforwards and the required valuation allowances have been adjusted annually. At June 30, 2000, the Company did not have any foreign tax credit carryforwards.

     Under a tax-sharing agreement with Baxter International, Inc. ("Baxter"), Allegiance will pay for increases and be reimbursed for decreases to the net deferred tax assets transferred on the date of the Baxter spin-off of Allegiance. Such increases or decreases may result from audit adjustments to Baxter's prior period tax returns.

7.       EMPLOYEE RETIREMENT BENEFIT PLANS

The Company sponsors various retirement and pension plans, including defined benefit and defined contribution plans. Substantially all of the Company's domestic non-union employees are eligible to be enrolled in Company-sponsored contributory profit sharing and retirement savings plans, which include features under Section 401(k) of the InternalRevenue Code, and provide for Company matching and profit sharing contributions. The Company's contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Qualified domestic union employees are covered by multi-employer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee's years of service and average compensation at retirement.

     The total expense for employee retirement benefit plans (excluding defined benefit plans (see below)) was as follows (in millions):

                                                                  Fiscal Year Ended June 30,
                                                       -------------------------------------------------
                                                            2000             1999             1998
                                                       ---------------  ---------------  ---------------

                 Defined contribution plans            $         42.8   $         46.1   $         39.5
                 Multi-employer plans                             0.4              0.5              0.5
                                                       ---------------  ---------------  ---------------
                 Total                                 $         43.2   $         46.6   $         40.0
                                                       ===============  ===============  ===============

DEFINED BENEFIT PLANS. The Company has several defined benefit plans covering substantially all salaried and hourly Scherer employees. The Company's domestic defined benefit plans provide defined benefits based on years of service and level of compensation. Foreign subsidiaries provide for pension benefits in accordance with local customs or law. The Company funds its pension plans at amounts required by the applicable regulations.

    The following tables provide a reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the consolidated balance sheets (based on a measurement date of March 31, in millions):

                                                        June 30,
                                             -----------------------------
                                                  2000            1999
                                             ------------     ------------
Change in benefit obligation:
     Benefit obligation at
        beginning of year                    $       98.7     $       86.7
     Service cost                                     4.6              6.5
     Interest cost                                    5.7              6.7
     Plan participant contributions                   0.5              0.7
     Amendments                                      --                0.2
     Actuarial  loss                                  6.1              4.6
     Benefits paid                                   (2.8)            (3.7)
     Translation and other adjustments              (12.5)            (3.0)
     Curtailments                                    (0.3)            --
                                             ------------     ------------
Benefit obligation at end of year            $      100.0     $       98.7
                                             ------------     ------------

Change in plan assets:
     Fair value of plan assets at
       beginning of year                     $       55.7     $       42.2
     Actual return on plan assets                     6.3             12.2
     Employer contributions                           3.5              4.9
     Plan participant contributions                   0.5              0.7
     Benefits paid                                   (2.3)            (2.6)
     Translation and other adjustment                 1.2             (1.7)
                                             ------------     ------------
Fair value of plan assets
     at end of year                          $       64.9     $       55.7
                                             ============     ============

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       June 30,
                                        ----------------------------------
                                              2000              1999
                                        --------------     ---------------

Funded status                            $      (35.1)     $      (43.0)
Unrecognized net actuarial loss                   8.0               7.5
Unrecognized net transition
     asset                                       (0.4)             (2.0)
Unrecognized prior service cost                   0.2               0.2
Translation and other adjustment                  0.5              --
                                         ------------      ------------
Net amount recognized                    $      (26.8)     $      (37.3)
                                         ============      ============

Amounts recognized in the
     Consolidated Balance Sheets:
       Prepaid benefit cost              $       --        $        1.6
       Accrued benefit liability                (26.8)            (38.9)
                                         ------------      ------------
Net amount recognized                    $      (26.8)     $      (37.3)
                                         ============      ============

    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $98.7 million, $94.9 million, and $63.5 million, respectively, as of June 30, 2000 and $89.4 million, $85.1 million and $47.8 million, respectively, as of June 30, 1999.

    Components of the Company's net periodic benefit costs are as follows (in millions):

                                                             For the Fiscal Year Ended June 30,
                                                   ----------------------------------------------------
                                                       2000                 1999               1998
                                                   ------------        ------------        ------------
Components of net periodic
  benefit cost:
    Service cost                                   $        4.6        $        6.5        $        4.9
    Interest cost                                           5.7                 6.7                 5.4
    Expected return on plan assets                         (6.2)               (6.9)               (5.1)
    Amortization of actuarial loss                          0.1                 1.9                 1.0
    Amortization of transition obligation                   1.9                --                   0.1
    Amortization of prior service cost                     --                   0.3                --
                                                   ------------        ------------        ------------
  Net amount recognized                            $        6.1        $        8.5        $        6.3
                                                   ============        ============        ============

     For fiscal 2000 and 1999, the weighted-average actuarial assumptions used in determining the funded status information and net periodic benefit cost information were: discount rate of 6.5% and 6.4%, expected return on plan assets of 7.4% and 6.2% and rate of compensation increase of 4.0% and 3.7%, respectively.

8.   COMMITMENTS AND CONTINGENT LIABILITIES

     The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at June 30, 2000 are: fiscal 2001 - $50.0 million; fiscal 2002 - $36.9 million; fiscal 2003 - $29.7 million; fiscal 2004 - $24.9 million; fiscal 2005 - $19.7 million and fiscal 2006 and thereafter - $36.2 million.

     In addition, the Company has entered into operating lease agreements with several banks for the construction of various new facilities. The initial terms of the lease agreements extend through May 2005, with optional five-year renewal periods. In the event of termination, the Company is required to either purchase the facility or vacate the property and make reimbursement for a portion of unrecovered property cost. The instruments provide for maximum fundings of $406.2 million, which is the total estimated cost of the construction projects. As of June 30, 2000, the amount expended was $279.9 million. As of June 30, the Company's minimum annual lease payments under the agreements are approximately

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$18.8 million. Neither the facilities' cost or the minimum annual lease payments are included in the future minimum rental payments disclosed above.

     Rental expense relating to operating leases was approximately $76.1 million, $71.9 million, and $66.9 million in fiscal 2000, 1999 and 1998, respectively. Sublease rental income was not material for any period presented herein.

         As of June 30, 2000, the Company has capital expenditure commitments related primarily to plant expansions and facility acquisitions of approximately $21.8 million.

      On September 30, 1996, Baxter International Inc. ("Baxter") and its subsidiaries transferred to Allegiance and its subsidiaries their U.S. healthcare distribution business, surgical and respiratory therapy business and healthcare cost-saving business, as well as certain foreign operations (the "Allegiance Business") in connection with a spin-off of the Allegiance Business by Baxter. In connection with this spin-off, Allegiance, which was acquired by the Company on February 3, 1999, agreed to indemnify certain claims related to the Allegiance Business from Baxter Healthcare Corporation ("BHC"), including certain claims of alleged personal injuries as a result of exposure to natural rubber latex gloves. Allegiance will be defending and indemnifying BHC, as contemplated by the agreements between Baxter and Allegiance, for all expenses and potential liabilities associated with claims pertaining to the litigation assumed by Allegiance. As of March 31, 2001, there were approximately 600 lawsuits involving BHC and/or Allegiance containing allegations of sensitization to natural rubber latex products. Some of the cases are now proceeding to trial. Because of the increase in claims filed and the ongoing defense costs that will be incurred, the Company believes it is probable that it will continue to incur significant expenses related to the defense of cases involving natural rubber latex gloves. At this time, the Company is unable to evaluate the extent of any potential liability, and unable to estimate any potential loss. AEIA, one of the insurers for the latex glove litigation, has advised the Company of its intent to resolve through arbitration the extent of its obligation to reimburse the Company for certain defense costs and loss expenses incurred in connection with the litigation. The Company believes a substantial portion of any liability will be covered by insurance, subject to self-insurance retentions, exclusions, conditions, coverage gaps, policy limits and insurer solvency.

      The Company also becomes involved from time-to-time in other litigation incidental to its business, including without limitation inclusion of certain of its subsidiaries as a potentially responsible party for environmental clean-up costs. Although the ultimate resolution of the litigation referenced herein cannot be forecast with certainty, the Company intends to vigorously defend itself and currently does not believe that the outcome of any pending litigation will have a material adverse effect on the Company's consolidated financial statements.

9.   SHAREHOLDERS' EQUITY

         At June 30, 2000 and 1999, the Company's authorized capital shares consisted of (a) 500,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. The Class A common shares and Class B common shares are collectively referred to as Common Shares. Holders of Class A and Class B common shares are entitled to share equally in any dividends declared by the Company's Board of Directors and to participate equally in all distributions of assets upon liquidation. Generally, the holders of Class A common shares are entitled to one vote per share and the holders of Class B common shares are entitled to one-fifth of one vote per share on proposals presented to shareholders for vote. Under certain circumstances, the holders of Class B common shares are entitled to vote as a separate class. Only Class A common shares were outstanding as of June 30, 2000 and 1999.

        On November 1, 2000 , the shareholders of the Company approved, and the Company's articles of incorporation were amended to effect, an increase in the number of authorized Class A common shares, without par value from 500 million to 750 million.

       On March 16, 2000, the Company's Board of Directors authorized the repurchase of Common Shares up to an aggregate amount of $750 million of Common Shares. Through June 30, 2000, approximately 7 million Common Shares, having an aggregate cost of $302.8, had been repurchased under an accelerated share repurchase program and placed into treasury shares. As of June 30 2000 all shares repurchased under the program were subject to a future contingent purchase price adjustment to be settled based upon the difference in the market price of the Company's common stock at the time of settlement compared to the market price as of March 16, 2000. Subsequent to June 30, 2000, the transaction was settled for an additional $137.4 million, which was charged to common shares in treasury. The Company's Board of Directors rescinded the remainder of this repurchase program in November 2000.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Subsequent to June 30, 2000, the Company issued 750,000 Common Shares for which it received aggregate proceeds of $47.7 million, which were used for general corporate purposes. The Common Shares were issued in order for the Company to be able to satisfy all of the conditions to consummation of the Bindley Merger (see Note 2).

10.      CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     The Company invests cash in deposits with major banks throughout the world and in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.

     The Company's trade receivables, finance notes and accrued interest receivable, and lease receivables are exposed to a concentration of credit risk with customers in the retail and healthcare sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the acute care portion of the healthcare industry. However, such credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company's expectations.

     During fiscal 2000, 1999 and 1998, the Company's two largest customers individually accounted for 10% and 11% of operating revenue, respectively. These two customers are serviced primarily through the Pharmaceutical Distribution and Provider Services and Medical-Surgical Products and Services segments. During fiscal 2000, three customers individually accounted for 42%, 30%, and 16% of bulk deliveries, respectively. These three customers accounted for 19%, 29% and 18% of bulk deliveries during fiscal 1999, respectively. During fiscal 1998, four customers accounted for 24%, 22%, 18%, and 15% of bulk deliveries, respectively.

11.  STOCK OPTIONS AND RESTRICTED SHARES

     The Company maintains stock incentive plans (the "Plans") for the benefit of certain officers, directors and employees. Options granted generally vest over two or three years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

     The Company accounts for the Plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plans been determined consistent with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per Common Share would have been reduced by $24.7 million and $0.06 per share, respectively, for fiscal 2000, $86.4 million and $0.19 per share, respectively, for fiscal 1999, and $36.1 million and $0.08 per share, respectively, for fiscal 1998. During fiscal 1999, stock option grants under the previous Allegiance and Scherer plans vested immediately on the merger date. These accelerated grants increased the fiscal 1999 pro forma effect on net income and diluted earnings per Common Share by $32.9 million and by $0.07 per share, respectively. Because the SFAS 123 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following summarizes all stock option transactions for the Company under the plans from July 1, 1997 through June 30, 2000, giving retroactive effect to conversions of options in connection with merger transactions and stock splits (in millions, except per share amounts):

                                             Options         Weighted Average
                                           Outstanding         Exercise Price
     -------------------------------------------------------------------------
     Balance at June 30, 1997                     33.9           $   12.85
     Granted                                      10.4               28.93
     Exercised                                    (6.6)               9.98
     Canceled                                     (1.4)              14.34
     Change in fiscal year                        (1.0)              18.84
     ----------------------------------------------------------------------
     Balance at June 30, 1998                     35.3               16.07
     Granted                                       5.1               46.33
     Exercised                                    (6.6)              11.67
     Canceled                                     (1.1)              28.85
     Spin-off of Priority                          2.1                   -
     ----------------------------------------------------------------------
     Balance at June 30, 1999                     34.8               21.37
     Granted                                      10.4               31.24
     Exercised                                    (6.5)              14.49
     Canceled                                     (1.5)              36.30
     Other                                         0.2                3.55
     ----------------------------------------------------------------------
     Balance at June 30, 2000                     37.4           $   24.53
     ======================================================================

      Giving retroactive effect to conversion of stock options related to mergers and stock splits, the weighted average fair value of options granted during fiscal 2000, 1999, and 1998 was $11.68, $15.03, and $10.03, respectively.

     The fair values of the options granted to Company employees and directors were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in the respective periods:

                                                     As of June 30,
                                  ----------------------------------------------
                                       2000          1999            1998
                                  -------------- --------------- ---------------
    Risk-free interest rate             6.25%          5.72%          5.53%
    Expected life                     4 years        4 years        3 years
    Expected volatility                   37%            30%            27%
    Dividend yield                      0.18%          0.18%          0.16%

Information relative to stock options outstanding as of June 30, 2000:

                                            Outstanding                                    Exercisable
                        -----------------------------------------------------     -------------------------------
                                              Weighted
                                              average
                                             remaining          Weighted                            Weighted
    Range of exercise       Options         contractual         average              Options         average
          prices          (in millions)    life in years     exercise price       (in millions)  exercise price
    ------------------- ----------------- ----------------- -----------------     -------------- ----------------
    $ 0.03 - $11.43                  7.7               5.3             $9.03                8.1            $8.83
    $11.48 - $25.19                  8.0               5.9             16.35                7.2            16.09
    $25.50 - $27.98                  5.3               7.3             26.35                4.7            26.24
    $28.28 - $31.16                  9.6               9.3             31.10                0.2            30.01
    $31.58 - $53.04                  6.8               8.0             43.03                0.1            40.23
                        ----------------- ----------------- -----------------     -------------- ----------------
    $ 0.03 - $53.04                 37.4               7.2            $24.53               20.3           $15.80
                        ================= ================= =================     ============== ================

     As of June 30, 2000, there remained approximately 7.2 million additional shares available to be issued pursuant to the Plans.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The market value of restricted shares awarded by the Company is recorded in the "Other" component of shareholders' equity in the accompanying consolidated balance sheets. The compensation awards are amortized to expense over the period in which participants perform services, generally one to seven years. As of June 30, 2000, approximately 0.5 million shares remained restricted and subject to forfeiture.

     The Company has an employee stock purchase plan under which the sale of 7.5 million of Cardinal's Common Shares have been authorized. The purchase price is determined by the lower of 85 percent of the closing market price on the date of subscription or 85 percent of the closing market price on the last day of the offering period. At June 30, 2000, subscriptions of 0.5 million were outstanding, however no shares had been issued to employees under the plan.

12.  SEGMENT INFORMATION

     The Company's operations are principally managed on a products and services basis and are comprised of four reportable business segments: Pharmaceutical Distribution and Provider Services, Medical-Surgical Products and Services, Pharmaceutical Technologies and Services and Automation and Information Services.

     In the prior year, the Company was comprised of three reportable segments:
Pharmaceutical Distribution, Pharmaceutical Services and Medical-Surgical Products. In September 2000, the Company expanded its management reporting structure from three to four reportable segments by separating the Pharmaceutical Services segment primarily into two segments: Pharmaceutical Technologies and Services and Automation and Information Services. Prior period amounts have been restated for this change.

     The Pharmaceutical Distribution and Provider Services segment involves the distribution of a broad line of pharmaceuticals, healthcare and beautycare products, radiopharmaceuticals, therapeutic plasma and other specialty pharmaceutical products and other items typically sold by hospitals, retail drug stores and other healthcare providers. In addition, this segment provides services to the healthcare industry through integrated pharmacy management, temporary pharmacy staffing, as well as franchising of apothecary-style retail pharmacies.

     The Medical-Surgical Products and Services segment involves the manufacture of medical, surgical and laboratory products and the distribution of these products to hospitals, physician offices, surgery centers and other healthcare providers.

      The Pharmaceutical Technologies and Services segment provides services to the healthcare manufacturing industry through the design of unique drug delivery systems, liquid fill contract manufacturing, comprehensive packaging services, and reimbursement services.

    The Automation and Information Services segment provides services to hospitals and other healthcare providers through pharmacy automation equipment and clinical information system services.

     The Company evaluates the performance of the segments based on operating earnings after the corporate allocation of administrative expenses. Information about interest income and expense, and income taxes is not provided on a segment level. In addition, special charges are not allocated to the segments. The accounting policies of the segments are the same as described in the summary of significant accounting policies.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following tables include revenue and operating earnings for the fiscal years ended June 30, 2000, 1999 and 1998 for each segment and reconciling items necessary to total to amounts reported in the consolidated financial statements:

(in millions)                                                                           Revenue
                                                                   --------------------------------------------------
                                                                          2000             1999             1998
                                                                   --------------------------------------------------
Operating revenue:
   Pharmaceutical Distribution and Provider Services                $   23,849.6      $   19,606.2    $   15,228.8
   Medical-Surgical Products and Services                                4,960.2           4,726.3         4,456.1
   Pharmaceutical Technologies and Services                              1,079.8             938.0           889.0
   Automation and Information Services                                     402.4             411.6           270.6
   Other                                                                   (34.2)              0.4             0.3
                                                                   --------------------------------------------------
Total operating revenue                                             $   30,257.8      $   25,682.5    $   20,844.8
Bulk deliveries to customer warehouses:
   Pharmaceutical Distribution and Provider Services                     8,092.1           7,050.4         7,541.1
                                                                   --------------------------------------------------
Total revenue                                                       $   38,349.9      $   32,732.9    $   28,385.9
                                                                   ==================================================

                                                                                  Operating Earnings
                                                                   --------------------------------------------------
                                                                          2000             1999             1998
                                                                   --------------------------------------------------
   Pharmaceutical Distribution and Provider Services                $      674.6      $      540.7    $      446.7
   Medical-Surgical Products and Services                                  368.0             303.7           247.0
   Pharmaceutical Technologies and Services                                200.6             160.4           160.8
   Automation and Information Services                                     138.0             141.0            79.5
   Corporate (1)                                                          (100.7)           (191.2)          (76.2)
                                                                   --------------------------------------------------
Total operating earnings                                            $    1,280.5      $      954.6    $      857.8
                                                                   ==================================================


         The following tables include depreciation and amortization expense as well as capital expenditures for the fiscal years ended June 30, 2000, 1999 and 1998 and assets as of June 30, 2000, 1999 and 1998 for each segment and reconciling items necessary to total to amounts reported in the consolidated financial statements:

                                                                         Depreciation and Amortization Expense
                                                                   --------------------------------------------------
                                                                          2000             1999             1998
                                                                   --------------------------------------------------
   Pharmaceutical Distribution and Provider Services                $       53.0      $       47.9    $       40.0
   Medical-Surgical Products and Services                                  120.5             119.9           122.8
   Pharmaceutical Technologies and Services                                 48.9              57.6            42.5
   Automation and Information Services                                      15.8               9.1             7.4
   Corporate (1)                                                            18.8              13.7            13.1
                                                                   --------------------------------------------------
Total depreciation and amortization expense                         $      257.0      $      248.2    $      225.8
                                                                   ==================================================

                                                                                 Capital Expenditures
                                                                   --------------------------------------------------
                                                                          2000             1999             1998
                                                                   --------------------------------------------------
   Pharmaceutical Distribution and Provider Services                $       99.2      $      110.2    $       92.7
   Medical-Surgical Products and Services                                  109.8             108.3            80.2
   Pharmaceutical Technologies and Services                                105.1             126.2           127.3
   Automation and Information Services                                      17.0              14.8             8.7
                                                                   --------------------------------------------------
Total capital expenditures                                          $      331.1      $      359.5    $      308.9
                                                                   ==================================================

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        Assets
                                                                   --------------------------------------------------
                                                                          2000             1999             1998
                                                                   --------------------------------------------------
   Pharmaceutical Distribution and Provider Services                 $     6,273.3    $     4,735.8   $      4,199.9
   Medical-Surgical Products and Services                                  2,899.5          2,823.7          2,731.0
   Pharmaceutical Technologies and Services                                1,291.7          1,230.4          1,101.5
   Automation and Information Services                                     1,044.5            827.3            444.3
   Corporate (2)                                                             515.1             65.5            400.1
                                                                   --------------------------------------------------
Total assets                                                         $    12,024.1    $     9,682.7   $      8,876.8
                                                                   ==================================================


(1) Corporate-operating earnings primarily consist of special charges of $64.7 million, $165.4 million, and $57.8 million for the fiscal years ended June 30, 2000, 1999, and 1998, respectively, and unallocated corporate depreciation and amortization and administrative expenses.

(2) Corporate-assets include primarily corporate cash and cash equivalents, corporate property, plant and equipment, net, unallocated deferred taxes and the elimination of investment in subsidiaries.

The following table presents revenue and long-lived assets by geographic area (in millions):

                                     Revenue                                      Long-Lived Assets
                   ------------------------------------------------        -------------------------------
                        For The Fiscal Year Ended June 30,                         As of June 30,
                   ------------------------------------------------        -------------------------------
                          2000           1999               1998               2000              1999
                   ------------------------------------------------        -------------------------------
United States       $   37,368.4     $   31,820.9      $   27,646.2        $    1,214.3       $    1,194.5
International              981.5            912.0             739.7               514.0              459.8
                    -----------------------------------------------        -------------------------------
Total               $   38,349.9     $   32,732.9      $   28,385.9        $    1,728.3       $    1,654.3
                    ===============================================        ===============================

Long-lived assets include property, plant and equipment, net of accumulated depreciation.

13.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

       The following selected quarterly financial data (in millions, except per share amounts) for fiscal 2000 and 1999 has been restated to reflect the pooling-of-interests business combinations as discussed in Note 2.

                                                   First            Second            Third             Fourth
                                                  Quarter           Quarter           Quarter           Quarter
                                               ------------      ------------      ------------      ------------
Fiscal 2000
    Revenue:
      Operating revenue                        $    7,045.9      $    7,460.3      $    7,665.9      $    8,085.7
      Bulk deliveries to customer warehouses        1,712.8           1,984.4           1,945.6           2,449.4
                                               ------------      ------------      ------------      ------------
    Total revenue                              $    8,758.6      $    9,444.7      $    9,611.5      $   10,535.1

    Gross margin                               $      702.0      $      770.6      $      791.5      $      832.1
    Selling, general and administrative
      expenses                                 $      418.6      $      444.5      $      425.9      $      462.0

    Net Earnings                               $      131.0      $      182.4      $      198.4      $      206.0
    Net earnings per Common Share:
      Basic                                    $       0.30      $       0.41      $       0.45      $       0.47
      Diluted                                  $       0.29      $       0.41      $       0.44      $       0.46
-----------------------------------------------------------------------------------------------------------------

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                     First            Second            Third             Fourth
                                                    Quarter           Quarter           Quarter          Quarter
                                                 ------------      ------------      ------------      ------------
Fiscal 1999
    Revenue:
       Operating revenue                         $    5,914.8      $    6,265.8      $    6,707.8      $    6,794.1
       Bulk deliveries to customer warehouses         1,846.0           1,871.6           1,559.6           1,773.2
                                                 ------------      ------------      ------------      ------------
    Total revenue                                $    7,760.8      $    8,137.4      $    8,267.4      $    8,567.3

    Gross margin                                 $      634.6      $      701.8      $      725.9      $      750.9
    Selling, general and administrative
      expenses                                   $      400.5      $      430.2      $      425.8      $      440.7

    Net Earnings                                 $      102.3      $      149.6      $       97.2      $      150.2
    Net earnings per Common Share:
      Basic                                      $       0.24      $       0.34      $       0.22      $       0.34
      Diluted                                    $       0.23      $       0.34      $       0.22      $       0.33
-------------------------------------------------------------------------------------------------------------------

     As more fully discussed in Note 2, merger-related costs and other special charges were recorded in various quarters in fiscal 2000 and 1999. The following table summarizes the impact of such costs, as well as the impact of the pro forma adjustments related to ALP taxes on net earnings and diluted earnings per share in the quarters in which they were recorded (in millions, except per share amounts):

                                                    First            Second              Third            Fourth
                                                    Quarter          Quarter            Quarter          Quarter
                                                 ------------      ------------      ------------      ------------
Fiscal 2000
    Net earnings                                 $      (29.7)     $       (3.4)     $       (9.1)     $       (7.6)
    Diluted net earnings per Common Share        $      (0.07)     $       --        $      (0.02)     $      (0.02)
-------------------------------------------------------------------------------------------------------------------
Fiscal 1999
    Net earnings                                 $      (26.3)     $        0.9      $      (71.5)     $      (25.4)
    Diluted net earnings per Common Share        $      (0.06)     $       0.01      $      (0.16)     $      (0.06)
-------------------------------------------------------------------------------------------------------------------




The above selected quarterly financial data for fiscal 2000 and 1999 differs from amounts previously reported by the Company due to the Bindley merger transaction (See Note 2). Fiscal 2000 and 1999 amounts reported by the Company prior to the merger transaction with Bindley are presented below and differ from the above selected quarterly financial data solely due to the addition of Bindley amounts pursuant to the pooling-of-interests accounting method for business combinations (in millions, except per share amounts).

                                                    First             Second            Third            Fourth
                                                   Quarter            Quarter          Quarter           Quarter
                                                 ------------      ------------      ------------      ------------
Fiscal 2000
    Revenue:
       Operating revenue                         $    5,829.3      $    6,254.3      $    6,400.6      $    6,762.7
       Bulk deliveries to customer warehouses           954.4           1,145.2           1,072.5           1,451.6
                                                 ------------      ------------      ------------      ------------
    Total revenue                                $    6,783.7      $    7,399.5      $    7,473.1      $    8,214.3

    Gross margin                                 $      654.8      $      721.9      $      739.5      $      770.9
    Selling, general and administrative
      expenses                                   $      391.3      $      415.3      $      394.7      $      426.1

    Net earnings                                 $      122.0      $      173.5      $      189.5      $      194.7
    Net earnings per Common Share:
      Basic                                      $       0.29      $       0.41      $       0.45      $       0.47
      Diluted                                    $       0.29      $       0.41      $       0.45      $       0.46
-------------------------------------------------------------------------------------------------------------------

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                First             Second            Third             Fourth
                                               Quarter            Quarter          Quarter           Quarter
                                             ------------      ------------      ------------      ------------
Fiscal 1999
  Revenue:
    Operating revenue                         $    5,017.4      $    5,289.5      $    5,579.5      $    5,672.1
    Bulk deliveries to customer warehouses           781.7             999.8             874.7             896.8
                                              ------------      ------------      ------------      ------------
  Total revenue                               $    5,799.1      $    6,289.3      $    6,454.2      $    6,568.9

  Gross margin                                $      591.4      $      654.6      $      677.7      $      699.3


  Selling, general and administrative
    expenses                                  $      373.9      $      401.4      $      397.1      $      408.5

  Net earnings                                $       94.7      $      141.5      $       89.2      $      155.6
  Net earnings per Common Share:
    Basic                                     $       0.23      $       0.34      $       0.21      $       0.37
    Diluted                                   $       0.22      $       0.33      $       0.21      $       0.36
---------------------------------------------------------------------------------------------------------------

14.  RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended in June 2000 by Statement of Financial Accounting Standards No. 138 ("SFAS 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. As amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," the provisions of SFAS 133 will require adoption no later than the beginning of the Company's fiscal year ending June 30, 2001. Adoption of SFAS 133 in July 2000, as amended by SFAS 138, did not have a material impact on the Company's consolidated financial statements.

     On December 3, 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which requires adoption during the fourth quarter of fiscal 2001. The Company does not anticipate that the adoption of SAB 101 will have a material impact on the Company's consolidated financial statements.

15.  TERMINATED MERGER AGREEMENT

     On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement (as subsequently amended by the parties on March 16, 1998), pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the "Bergen Merger Agreement"). On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the proposed merger. On July 31, 1998, the District Court granted the FTC's request for an injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement. In accordance with the terms of the Bergen Merger Agreement, the Company was required to reimburse Bergen for $7.0 million of transaction costs upon termination of the Bergen Merger Agreement. Additionally, the termination of the Bergen Merger Agreement caused the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit are reflected in the consolidated financial statements in the fourth quarter of the fiscal year ended June 30, 1998.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  SUBSEQUENT EVENTS

     On August 16, 2000, the Company completed the purchase of Bergen Brunswig Medical Corporation for approximately $176.1 million, subject to post-closing adjustments. On July 26, 2000, the Company completed the purchase of a manufacturing facility and the rights to two proprietary, topical drug delivery technologies from Advanced Polymer Systems, Inc. for $25.0 million at closing and contingent future payments totaling potentially an additional $26.5 million. On July 19, 2000, the Company completed the purchase of Rexam Healthcare Packaging's folding-carton manufacturing operations in Guaynabo, Puerto Rico for $32.5 million, subject to post-closing adjustments. In addition, the Company also completed several other acquisitions subsequent to June 30, 2000 for a total aggregate purchase price of approximately $89.6 million plus approximately $20.0 million in liabilities assumed. These transactions were accounted for under the purchase method of accounting for financial reporting purposes.

     Prior to the Bindley Merger, Bindley was advised that it was a potential defendant in a grand jury investigation being conducted by the U.S. Attorney's office in Las Vegas, Nevada. Bindley understood the focus of the government's inquiry to be principally on whether pharmaceutical manufacturers had been defrauded by institutional or closed-door pharmacies which allegedly resold discount-priced pharmaceuticals at a profit in violation of agreements with pharmaceutical manufacturers to purchase the product solely for their own use. On August 29, 2000, Bindley agreed to accept vicarious liability for the acts of two former vice presidents of a division of Bindley. Both former employees entered into plea agreements with the government regarding their conduct which occurred between 1995 and 1997. The government has agreed that all of the alleged criminal conduct was attributable to these two former employees and that the employees' improper activities occurred without the knowledge of corporate officers in Bindley's Indianapolis headquarters. The settlement required Bindley to plead guilty to one charge of conspiracy to commit interstate transportation of property obtained by fraud, and to pay a fine of $20 million. The agreement imposes no probation and the government agreed that no further criminal charges will be brought against Bindley, including its subsidiaries or affiliates, or any current or former director, officer, or employee arising out of any matters associated with the government's investigation. The agreement specifies that the alleged conduct did not involve harm to public health or safety; that there were no allegations of fraud against the United States or federal or state healthcare systems; and, that the offense occurred despite Bindley's effective program to prevent violations of the law. The government also confirmed that Bindley committed no violations of the Prescription Drug Marketing Act, a federal law applying to sales and purchases of pharmaceutical products. The $20 million fine was paid on August 29, 2000.

                                                           CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                                      SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                                                       (IN MILLIONS)

                                              BALANCE AT      CHARGED TO      CHARGED TO                      CHANGE     BALANCE AT
                                               BEGINNING      COSTS AND         OTHER                        IN FISCAL      END
                 DESCRIPTION                   OF PERIOD       EXPENSES      ACCOUNTS (1)   DEDUCTIONS (2)   YEAR (3)    OF PERIOD
-------------------------------------------- ------------    ------------   -------------   -------------- -----------  -----------

Fiscal Year 2000:
      Accounts receivable                    $       61.5    $       33.8   $        1.9    $     (26.1)   $     --     $     71.1
      Finance notes receivable                        4.9             0.5           (0.1)          (0.7)         --            4.6
      Net investment in sales-type leases            11.8             3.2           --             --            --           15.0
                                             ------------    ------------   ------------    -----------    ----------   ----------

                                             $       78.2    $       37.5   $        1.8    $     (26.8)   $     --     $     90.7
                                             ============    ============   ============    ===========    ==========   ==========

Fiscal Year 1999:
      Accounts receivable                    $       70.4    $       32.6   $        1.3    $     (42.8)   $     --     $     61.5
      Finance notes receivable                        6.4            --             --             (1.5)         --            4.9
      Net investment in sales-type leases             8.8             0.5            2.7           (0.2)         --           11.8
                                             ------------    ------------   ------------    -----------    ----------   ----------

                                             $       85.6    $       33.1   $        4.0    $     (44.5)   $     --     $     78.2
                                             ============    ============   ============    ===========    ==========   ==========

Fiscal Year 1998:
      Accounts receivable                    $       67.8    $       23.2   $        3.3    $     (23.9)   $     --     $     70.4
      Finance notes receivable                        8.2             0.1            0.1           (2.0)         --            6.4
      Net investment in sales-type leases             4.7             4.2           --             (3.7)          3.6          8.8
                                             ------------    ------------   ------------    -----------    ----------   ----------

                                             $       80.7    $       27.5   $        3.4    $     (29.6)   $      3.6   $     85.6
                                             ============    ============   ============    ===========    ==========   ==========




(1) During fiscal 2000, 1999, and 1998 recoveries of amounts provided for or written off in prior years were $1.5 million, $4.0 million, and $3.4 million, respectively.

(2)   Write-off of uncollectible accounts.

(3)   Change in fiscal year of acquired subsidiary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis has been prepared giving retroactive effect to the pooling-of-interests business combinations with MediQual Systems, Inc. ("MediQual") on February 18, 1998, R.P. Scherer Corporation ("Scherer") on August 7, 1998, Allegiance Corporation ("Allegiance") on February 3, 1999, Pacific Surgical Innovations, Inc. ("PSI") on May 21, 1999, Automatic Liquid Packaging, Inc. ("ALP") on September 10, 1999, and Bindley Western Industries, Inc. ("Bindley") on February 14, 2001.

     The discussion and analysis presented below should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this Form 8-K. Portions of management's discussion and analysis presented below include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "anticipate", "project", and similar expressions, among others, identify "forward-looking statements", which speak only as of the date the statement was made. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to materially differ from those made, projected or implied. The most significant of such risks, uncertainties and other factors are described in Exhibit 99.01 to this Form 8-K and are incorporated herein by reference. The Company disclaims any obligation to update any forward-looking statement.

GENERAL
-------

     The Company operates within four operating business segments:
Pharmaceutical Distribution and Provider Services, Medical-Surgical Products and Services, Pharmaceutical Technologies and Services and Automation and Information Services. See Note 12 of "Notes to Consolidated Financial Statements" for a description of these segments and a discussion of the Company's change in operating segments.

RESULTS OF OPERATIONS
---------------------
OPERATING REVENUE

                                                                                           Percent of Total
                                                               Growth (1)                Operating Revenues
Years ended June 30                                       2000          1999          2000     1999       1998
-----------------------------------------------------------------------------------------------------------------
Pharmaceutical Distribution and Provider Services          22%           29%           79%       76%        73%
Medical-Surgical Products and Services                      5%            6%           16%       18%        22%
Pharmaceutical Technologies and Services                   15%            6%            4%        4%         4%
Automation and Information Services                        (2)%          52%            1%        2%         1%

Total Company                                              18%           23%           100%     100%       100%
-----------------------------------------------------------------------------------------------------------------

(1) The growth rate applies to the respective fiscal year as compared to the prior fiscal year.

     The majority of the Company's overall operating revenue increase of 18% came from existing customers in the form of increased volume and pharmaceutical price increases. The remainder of the growth came from the addition of new customers, some of which was a result of cross-selling opportunities among the various businesses.

     The Pharmaceutical Distribution and Provider Services segment's operating revenue growth in 2000 and 1999 was primarily due to strong sales to pharmacy chain stores and through the Company's specialty distribution businesses. In addition, several new contracts involving multiple operating segments have boosted revenues. Offsetting the growth in 2000 was the impact of the pharmacy management business continuing to exit unprofitable accounts, an initiative that began in late fiscal 1999.

     The increase in the Medical-Surgical Products and Services segment's operating revenue in 2000 was due to an increase in sales across virtually all product lines. In addition, revenue growth was further enhanced by an increase in international demand over fiscal 1999. The increase in operating revenues for this segment in 1999 was due to strong sales of self-manufactured products and higher margin distributed products.

     The growth in the Pharmaceutical Technologies and Services segment in 2000 and in 1999 was primarily the result of strong sales volume in the pharmaceutical-packaging and liquid fill contract manufacturing businesses within this segment. The pharmaceutical packaging business' growth was attributable to a mix of new customers and increased volume from existing customers. The liquid fill contract manufacturing business' revenue growth was a result of increased volume. An increase in the drug delivery system business' sales volume in North America and the health and nutrition market also contributed to the revenue growth for fiscal 2000. In addition, cross-selling opportunities amongst the businesses within this segment has contributed to an increase in operating revenues.

     The slight decrease in the operating revenues for the Automation and Information Services segment in fiscal 2000 as compared to 1999 was primarily due to timing of customers' purchases related to the Year 2000. Fiscal 1999 operating revenue growth was a result of general increases in customer demand as well as customers purchasing products early in anticipation of the Year 2000. This segment continues to have strong demand for its new pharmacy automation products from the domestic hospital sector and non-acute care customers.

BULK DELIVERIES TO CUSTOMER WAREHOUSES. The Company reports as revenue bulk deliveries made to customers' warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the customers' industries, decisions by customers to either begin or discontinue warehousing activities, and changes in policies by manufacturers related to selling directly to customers. Due to the lack of margin generated through bulk deliveries, fluctuations in their amount have no significant impact on the Company's earnings.

GROSS MARGIN

                                                        ( as a percentage of operating revenue)
Years ended June 30                                          2000         1999            1998
----------------------------------------------------------------------------------------------------
Pharmaceutical Distribution and Provider Services            5.5%           5.7%           6.2%
Medical-Surgical Products and Services                      23.2%          23.4%          21.7%
Pharmaceutical Technologies and Services                    33.1%          33.0%          34.0%
Automation and Information Services                         69.2%          68.5%          69.6%

Total Company                                               10.2%          11.0%          11.5%
----------------------------------------------------------------------------------------------------

     The overall decrease in gross margin in 2000 and 1999 was due primarily to a greater mix of lower margin pharmaceutical distribution in 2000 and 1999 as compared to the prior years. The Pharmaceutical Distribution and Provider Services segment represented 79% of 2000 operating revenues, up from 76% and 73% of 1999 and 1998 operating revenues, respectively.

     The decrease in the gross margin of the Pharmaceutical Distribution and Provider Services segment in 2000 and 1999 was primarily due to the impact of lower selling margins, as a result of a highly competitive market and greater mix of high volume customers where a lower cost of distribution and better asset management enabled the Company to offer lower selling margins to its customers. Offsetting this decrease was an increase in vendor incentives and a positive impact related to the rationalization program for the pharmacy management business (see discussion in "Operating Revenues").

     The decrease in the Medical-Surgical Products and Services segment's gross margin in 2000 was due to increased pricing pressures in certain self-manufactured product lines, including the exam glove business, as well as a slight shift in revenue growth towards lower margin distributed products. In 1999, the improvement in this segment's gross margin was primarily the result of improvements in the segment's product mix, including the growth of self-manufactured products sales in both domestic and international markets, as well as the impact of manufacturing and other cost efficiencies.

     The Pharmaceutical Technologies and Services segment's gross margin increase in 2000 was a result of revenue growth in the higher margin liquid fill contract manufacturing and drug delivery system businesses. The drug delivery system business' shift to higher margin pharmaceutical products from lower margin health and nutrition products has also contributed to the improvement in gross margin. The decrease in gross margin in 1999 was a result of the business mix within this segment.

     The Automation and Information Services segment's gross margin increase in 2000 was mainly a result of price increases during the year and product mix. In 1999, the Automation and Information Services segment experienced a slight decrease in gross margin mainly due to product mix.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                        ( as a percentage of operating revenue)
Years ended June 30                                          2000         1999            1998
----------------------------------------------------------------------------------------------------
Pharmaceutical Distribution and Provider Services           2.7%           3.0%           3.3%
Medical-Surgical Products and Services                     15.8%          16.9%          16.2%
Pharmaceutical Technologies and Services                   14.5%          15.9%          15.9%
Automation and Information Services                        34.9%          34.2%          39.2%

Total Company                                               5.8%           6.6%           7.2%
----------------------------------------------------------------------------------------------------

     The decline in selling, general and administrative expenses as a percentage of operating revenue for fiscal years 2000 and 1999 reflects economies associated with the Company's revenue growth, in addition to significant productivity gains resulting from continued cost control efforts in all segments and the continuation of consolidation and selective automation of operating facilities in the Pharmaceutical Distribution and Provider Services and the Pharmaceutical Technologies and Services segments. Offsetting the improvements noted was an increase in selling, general and administrative expenses as a percentage of operating revenue for the Automation and Information Services segment for fiscal year 2000, primarily resulting from a slight decrease in operating revenue from fiscal 1999 to fiscal 2000. In addition, the Medical-Surgical Products and Services segment's selling, general and administrative expenses as a percentage of operating revenues increased in fiscal year 1999 as compared to fiscal year 1998. This increase was primarily due to the acquisition of businesses during fiscal 1999, which were accounted for under the purchase method of accounting. As such, the historical financial statements have not been restated for these acquisitions. These acquired businesses have a higher selling, general and administrative expense rate than the Medical-Surgical Products and Services segment's normal rate, resulting in an increase during fiscal 1999 compared to 1998.

      The 3% and 14% overall growth in selling, general and administrative expenses experienced in fiscal years 2000 and 1999, respectively, was due primarily to increases in personnel costs and depreciation expense, and compares favorably to the 18% and 23% growth in operating revenue for the same periods.

SPECIAL CHARGES

The following is a summary of the special charges for the fiscal years ended June 30, 2000, 1999 and 1998.

                                                                Fiscal Year Ended
                                                                    June 30,
                                                      -------------------------------------
(in millions, except per share amounts)                2000          1999           1998
-------------------------------------------------------------------------------------------
Transaction and employee-related costs              $   (3.8)     $  (95.4)      $  (35.7)
ALP transaction bonus                                  (20.3)         --             --
Exit costs                                             (11.7)         (9.4)          (3.8)
Scherer restructuring costs                             (9.6)        (26.7)          --
Inventory write-offs                                    --            (4.0)          --
Owen Healthcare, Inc. employee-related costs            --            (1.1)          --
Canceled merger transaction                             --             3.7           --
Other integration costs                                (19.3)        (13.7)          (9.7)
-------------------------------------------------------------------------------------------
Total merger-related costs                          $  (64.7)     $ (146.6)      $  (49.2)
-------------------------------------------------------------------------------------------

Other special charges:
     Facilities closures                            $   --        $   --         $   (6.1)
     Employee severance                                 --            --             (2.5)
      Priority Healthcare Spin-off                                $  (18.8)
-------------------------------------------------------------------------------------------
Total other special charges                         $   --        $  (18.8)      $   (8.6)
-------------------------------------------------------------------------------------------

Total special charges                               $  (64.7)     $ (165.4)      $  (57.8)
Tax effect of special charges                           14.9          33.8           22.0
Tax benefit for change in tax status                    --            --             11.7
Pro forma ALP taxes                                     --             9.3            4.6
-------------------------------------------------------------------------------------------
Net effect of special charges                       $  (49.8)     $ (122.3)      $  (19.5)
===========================================================================================

Net effect on diluted earnings per share            $  (0.11)     $  (0.27)      $  (0.04)
===========================================================================================

      Merger-Related Charges. Costs of effecting mergers and subsequently integrating the operations of the various merged companies are recorded as merger-related costs when incurred. The merger-related costs are primarily a result of the merger transactions with ALP, Allegiance and Scherer.

      During the fiscal years presented in the table herein, the Company incurred direct transaction costs related to its merger transactions. These expenses primarily include investment banking, legal, accounting and other professional fees associated with the respective merger transactions. In addition, the Company incurred employee-related costs, which consist primarily of severance and transaction/stay bonuses as a result of the ALP, Allegiance and Scherer merger transactions. Partially offsetting the transaction and employee-related costs recorded during the fiscal year ended June 30, 2000 was a $10.3 million credit to adjust the estimated transaction and employee-related costs previously recorded in connection with the Allegiance merger transaction. Actual billings and employee-related costs were less than the amounts originally anticipated, resulting in a reduction of the merger-related costs. Exit costs relate primarily to costs associated with lease terminations and moving expenses as a direct result of the merger transactions with ALP, Allegiance and Scherer. Other integration costs include charges related to integrating the operations of previous merger transactions.

     The Company recorded charges of $9.6 million and $26.7 million during the fiscal years ended June 30, 2000 and 1999, respectively, associated with the business restructuring as a result of the Company's merger transaction with Scherer. As part of the business restructuring, the Company is closing certain facilities. In connection with such closings, the Company has incurred employee-related costs, asset impairment charges and exit costs related to the termination of contracts and lease agreements.

     Charges of $4.0 million related to the write-down of impaired inventory associated with the merger transaction with Owen Healthcare, Inc. ("Owen") were recorded during the fiscal year ended June 30, 1999. Also, during fiscal 1999, the Company recorded $1.1 million related to severance costs for a restructuring associated with the change in management that resulted from the merger transaction with Owen. Partially offsetting the total merger-related charges for fiscal 1999 was a credit recorded to adjust the estimated transaction and termination costs previously recorded in connection with the canceled merger transaction with Bergen Brunswig Corporation ("Bergen") (see Note 15 of Notes to Consolidated Financial Statements). The actual billings for services provided by third parties engaged by the Company were less than the estimate, resulting in a reduction of the merger-related costs.

     Other Special Items. During fiscal 1999, Bindley recorded a special charge of $18.8 million ($14.0 million net of tax), of which $11.0 million related to a non-cash charge for the acceleration of the amortization of compensation related to restricted stock grants in connection with the spin-off of Priority Healthcare Corporation ("Priority") (see Note 1 of "Notes to Consolidated Financial Statements"). Approximately $7.0 million related to write-off of goodwill from an acquisition prior to 1996 and the remaining $0.8 million represented a legal settlement.

     During fiscal 1998, the Company recorded a special charge of $8.6 million ($5.2 million, net of tax) related to the rationalization of its pharmaceutical distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company's decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the final settlement of a labor dispute with former employees of the Company's Boston pharmaceutical distribution facility, resulting in termination of the union relationship.

     During fiscal 1998, Scherer finalized part of its long-term tax planning strategy by converting, with its joint venture partner, the legal ownership structure of Scherer's 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in cash taxes to be paid in the current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense by approximately $11.7 million.

Pro Forma Impact. Since April 1998, ALP had been organized as an S-Corporation for tax purposes. Accordingly, ALP was not subject to federal income tax from April 1998 up to the date of the merger transaction. For the fiscal years ended 1999 and 1998, net earnings would have been reduced by $9.3 million and $4.6 million, respectively, if ALP had been subject to federal income taxes.

     In fiscal 2000, the net effect of various merger-related charges reduced reported net earnings by $49.8 million to $717.8 million and reduced reported diluted earnings per Common Share by $0.11 per share to $1.60 per share. The net of tax effect of the various merger-related costs recorded and pro forma adjustments related to ALP taxes during fiscal 1999 was to reduce reported net earnings by $122.3 million to $499.3 million and to reduce reported diluted earnings per Common Share by $0.27 per share to $1.12 per share. The fiscal 1998 effect of various merger-related charges and other special items recorded and pro forma adjustments related to ALP taxes during fiscal 1998 was to reduce reported net earnings by $19.5 million to $474.3 million and to reduce reported diluted earnings per Common Share by $0.04 per share to $1.07 per share.

     Certain merger-related costs are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed as incurred.

     The Company estimates that it will incur additional merger-related costs associated with the various merger transactions it has competed to date totaling approximately $69.4 million ($45.1 million net of tax) in future periods (excluding the Bindley merger transaction and other acquisitions which have occurred subsequent to June 30, 2000) (see Note 2 of "Notes to Consolidated Financial Statements") in order to properly integrate operations, of which a portion represents facility rationalizations, and in order to implement efficiencies with regard to, among other things, information systems, customer systems, marketing programs and administrative functions. Such amounts will be charged to expense when incurred.

     The Company's trend with regard to acquisitions has been to expand its role as a provider of services to the healthcare industry. This trend has resulted in expansion into service areas which (a) complement the Company's core pharmaceutical distribution business; (b) provide opportunities for the Company to develop synergies with, and thus strengthen, the acquired business; and (c) generally generate higher margins as a percentage of operating revenue than pharmaceutical distribution. As the healthcare industry continues to change, the Company continually evaluates possible candidates for merger or acquisition and intends to continue to seek opportunities to expand its healthcare operations and services in all reporting segments. There can be no assurance that it will be able to successfully pursue any such opportunity or consummate any such transaction, if pursued. If additional transactions are entered into or consummated, the Company would incur additional merger-related costs.

INTEREST EXPENSE AND OTHER. The increase in interest expense and other of $5.8 million during fiscal 2000 compared to fiscal 1999 is attributable to the combination of higher average interest rates on debt and higher average levels of borrowing during fiscal 2000. Additional borrowings were used to fund working capital needs as well as the Company's stock repurchase program during fiscal 2000 (see Note 9 of the "Notes to Consolidated Financial Statements"). The increase in interest expense and other of $9.4 million during fiscal 1999 compared to fiscal 1998 is primarily due to the Company's issuance of $150 million of 6.25% Notes due 2008, in a public offering in July 1998 (see "Liquidity and Capital Resources").

PROVISION FOR INCOME TAXES. The provisions for income taxes relative to pretax earnings were 37.1% of pretax earnings in fiscal 2000 compared with 39.2% in fiscal 1999 and 35.4% for fiscal 1998. The fluctuation in the tax rate is primarily due to the impact of recording certain non-deductible merger-related costs during various periods and the change in ALP tax status, as well as fluctuating state and foreign effective tax rates as a result of the Company's business mix for all three fiscal years. In addition, a change in tax status of a 51% owned German subsidiary resulted in a lower tax provision during fiscal 1998. The provisions for income taxes excluding the impact of merger-related charges, the tax status of the German subsidiary and including the pro forma impact of the change in ALP tax status were 36.4%, 37.0%, and 37.7% for fiscal years 2000, 1999, and 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital increased to $2.9 billion at June 30, 2000 from $2.5 billion at June 30, 1999. This increase resulted from additional investments in inventories, trade receivables, and cash and equivalents of $1.1 billion, $343.2 million and $311.1 million, respectively. Offsetting the increases in current assets was an increase in accounts payable and other accrued liabilities of $890.7 million and $631.8 million, respectively. Increases in inventories reflect the higher level of business volume in Pharmaceutical Distribution and Provider Services' activities, especially in the fourth quarter of fiscal 2000 when operating revenue for this segment grew 23% over the same period in the prior year. The increase in trade receivables is slightly lower than the Company's revenue growth (see "Operating Revenue" above) due to effective asset management resulting in the increase in cash and equivalents. The change in accounts payable is due primarily to the timing of inventory purchases.

     Property and equipment, at cost, increased by $147.4 million from June 30, 1999 to June 30, 2000. The increase was primarily due to ongoing plant expansion and manufacturing equipment purchases in certain manufacturing businesses, as well as additional investments made for management information systems and upgrades to distribution facilities. The Company has several operating lease agreements for the construction of new facilities. See further discussion in
Note 8 of "Notes to Consolidated Financial Statements."

     Shareholders' equity increased to $4.4 billion from $3.9 billion at June 30, 1999, primarily due to net earnings of $717.8 million and the investment of $143.4 million by employees of the Company through various stock incentive plans, offset by treasury share repurchases of $333.9 million and dividends paid of $30.0 million. In February 2001, the Company issued 750,000 Common Shares for which it received aggregate proceeds of $47.7 million which were used for general corporate purposes.

     The Company has a commercial paper program, providing on June 30, 2000 for the issuance of up to $1.0 billion in aggregate maturity value of commercial paper. The Company had $509.2 million outstanding under this program at June 30, 2000. The Company also has uncommitted short-term credit facilities with various bank sources aggregating $250.0 million. At June 30, 2000, $54.2 million was outstanding related to these short-term credit facilities. The Company has an unsecured bank credit facility which provides for up to an aggregate of $1.5 billion in borrowings of which $750 million expires on March 28, 2002 and $750 million expires on March 31, 2004. At expiration, these facilities can be extended upon mutual consent of the Company and the lending institutions. This credit facility exists largely to support issuances of commercial paper as well as other short-term borrowings and remained unused at June 30, 2000. At June 30, 2000, the commercial paper and other short-term borrowings of $563.4 million were reclassified as long-term, reflecting the Company's intent and ability, through the existence of the unused credit facility, to refinance these borrowings. The Company also has line-of-credit agreements with various bank sources aggregating $202.8 million, of which $64.1 million was outstanding as of June 30, 2000 (see Note 4 of "Notes to Consolidated Financial Statements"). Subsequent to June 30, 2000, the Company increased the capacity under its commercial paper program from $1.0 billion to $1.5 billion in aggregate maturity value.

      Bindley has a receivables securitization facility pursuant to which all Bindley receivables arising in connection with the sale of goods or rendering of services can be sold to Bindley Western Funding Corporation ("BWFC") (see Notes 1 and 4 of "Notes to Consolidated Financial Statements"). BWFC has entered into a third party agreement to sell interests in receivables of up to $350 million. At the end of fiscal 2000, $350 million was outstanding under this agreement. In February 2001, this agreement was terminated and repaid.

     During fiscal 1999, the Company issued $150 million of 6.25% Notes due 2008, the proceeds of which were used for working capital needs due to growth in the Company's business.

     Subsequent to June 30, 2000, the Company entered into an agreement to sell trade receivables to a special purpose accounts receivable and financing entity ("SPE"), which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The SPE, which is consolidated by the Company, issued $400 million in preferred debt securities to parties not affiliated with the Company. Those preferred debt securities must be retired or redeemed before the Company can have access to the SPE's receivables.

      The Company filed a combination shelf debt and equity registration statement on Form S-3 with the Securities and Exchange Commission, which was declared effective on September 29, 2000. Subsequent to June 30,2000, the Company issued 750,000 Common Shares for which it received aggregate proceeds of $47.7 million, which were used for general corporate purposes. The Common Shares were issued in order for the Company to be able to satisfy all the conditions to consummation of the merger transaction with Bindley (See Note 2 of the "Notes to Condensed Consolidated Financial Statements"). In addition, the Company issued $500 million of 6.75% Notes due 2011, the proceeds of which were used for early redemption of Bindley debt and for repayment of a portion of the Company's commercial paper and general corporate purposes, which include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions and investments. After such issuances, the Company has the capacity to issue approximately $450 million of additional equity or debt securities pursuant to the shelf registration statement.

     The Company believes that it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, and current and projected debt service requirements, including those related to business combinations.

      See Notes 1 and 5 of the "Notes to Consolidated Financial Statements" for information regarding the use of financial instruments and derivatives thereof, including foreign currency hedging instruments. As a matter of policy, the Company does not engage in "speculative" transactions involving derivative financial instruments.

OTHER
-----
SUBSEQUENT BUSINESS COMBINATIONS. On August 16, 2000, the Company completed the purchase of Bergen Brunswig Medical Corporation for approximately $176.1 million, subject to post-closing adjustments. On July 26, 2000, the Company completed the purchase of a manufacturing facility and the rights to two proprietary, topical drug delivery technologies from Advanced Polymer Systems, Inc. for $25.0 million at closing and contingent future payments totaling potentially an additional $26.5 million. On July 19, 2000, the Company completed the purchase of Rexam Healthcare Packaging's folding-carton manufacturing operations in Guaynabo, Puerto Rico for $32.5 million, subject to post-closing adjustments. In addition, the Company also completed several other acquisitions subsequent to June 30, 2000 for a total aggregate purchase price of approximately $89.6 million plus approximately $20.0 million in liabilities assumed. These transactions were accounted for under the purchase method of accounting for financial reporting purposes.

TERMINATION AGREEMENT. On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement, as amended, pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the "Bergen Merger Agreement"). On July 31, 1998, the United States District Court for the District of Columbia granted the Federal Trade Commission's request for a preliminary injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement and, in accordance with the terms of the Bergen Merger Agreement, the Company reimbursed Bergen for $7.0 million of transaction costs. Additionally, the termination of the Bergen Merger Agreement caused the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible for federal income tax purposes, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit were recorded in the fourth quarter of the fiscal year ended June 30, 1998.

RECENTLY ADOPTED FINANCIAL ACCOUNTING STANDARDS. As of July 1, 1999, the Company adopted the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for costs of computer software developed or obtained for internal use. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended in June 2000 by Statement of Financial Accounting Standards No. 138 ("SFAS 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which requires companies to recognize all derivatives as either assets or liabilities on the balance sheet and measure such instruments at fair value. As amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," the provisions of SFAS 133 will require adoption no later than the beginning of the Company's fiscal year ending June 30, 2001. Adoption of SFAS 133, as amended by SFAS 138 in July 2000, did not have a material impact on the Company's consolidated financial statements.

     On December 3, 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which requires adoption during the fourth quarter of fiscal 2001. The Company does not anticipate that the adoption of SAB 101 will have a material impact on the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to market risks, which include changes in U.S. interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in commodity prices.

INTEREST RATES. The Company utilizes a mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in fiscal 2001, although there can be no assurances that interest rates will not significantly change.

     As of June 30, 2000, the Company had total long-term obligations outstanding of $1,533.8 million of which $920.3 million represented Notes and Debentures with fixed interest rates and maturity dates beginning in fiscal 2004. As of June 30, 1999, the Company had total long-term obligations outstanding of $1,266.1 million of which $1,038.0 million represented Notes and Debentures with fixed interest rates and maturity dates beginning in fiscal 2000. The average interest rate related to these obligations was 6.8% as of June 30, 2000 and 1999. The majority of the remaining outstanding long-term obligations and credit facilities have variable interest rates that fluctuate with the LIBOR or prime rates. As of June 30, 2000 and 1999, the fair value of the total long-term obligations was $1,494.6 million and $1,263.9 million, respectively. Maturities of long-term obligations for future fiscal years are:
2001 - $9.3 million; 2002 - $569.9 million; 2003 - $4.1 million; 2004 - $227.4 million; 2005 - $2.9 million and 2006 and thereafter - $720.2 million.

     The Company periodically enters into interest rate swap agreements when existing conditions and market situations dictate. The Company does not enter into interest rate swap agreements for trading or speculative purposes. The impact of interest rate swaps is not significant. See Note 5 of "Notes to Consolidated Financial Statements".

FOREIGN EXCHANGE. The Company conducts business in several major international currencies. The Company periodically uses financial instruments, principally foreign currency options, to attempt to manage the impact of foreign exchange rate changes on anticipated sales. In addition, the Company periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount. The purpose of entering into these hedge transactions is to minimize the impact of foreign currency fluctuations on the results of operations and cash flows. Gains and losses on the hedging activities are recognized concurrently with the gains and losses from the underlying transactions. The Company does not enter into forward exchange contracts or foreign currency options for trading or speculative purposes.

     In addition, the Company uses commodity contracts to hedge raw material costs expected to be denominated in foreign currency. These contracts generally cover a one-year period and all gains and losses are deferred and recognized in cost of goods sold with the underlying product costs.

     As of June 30, 2000, the notional amount of the forward exchange contracts outstanding was $17.2 million and the related fair value gain on these contracts was $0.1 million. As of June 30, 1999, the Company did not have any material foreign currency options or forward exchange contracts outstanding. As of June 30, 2000 and 1999, the notional amounts of the commodity hedge contracts were $3.9 million and $9.6 million and the fair value gain/(loss) on these contracts were $0.1 million and $(0.3) million, respectively. The unrealized gains or losses on these options or contracts represent hedges of foreign exchange gains and losses on a portion of the Company's foreign earnings, cash flows and selected transactions. As a result, the Company does not expect future gains and losses on these contracts to have a material impact on the Company's consolidated financial statements.

SELECTED FINANCIAL DATA

     The following selected consolidated financial data of the Company was prepared giving retroactive effect to the business combinations with Medicine Shoppe International, Inc. on November 13, 1995; Pyxis Corporation on May 7, 1996; PCI Services, Inc. ("PCI") on October 11, 1996; Owen Healthcare, Inc. ("Owen") on March 18, 1997; MediQual Systems, Inc. ("MediQual") on February 18, 1998; R.P. Scherer Corporation ("Scherer") on August 7, 1998; Allegiance Corporation ("Allegiance") on February 3, 1999; Pacific Surgical Innovations, Inc. ("PSI") on May 21, 1999; Automatic Liquid Packaging, Inc. ("ALP") on September 10, 1999, and Bindley Western Industries, Inc. ("Bindley") on February 14, 2001, all of which were accounted for as pooling-of-interests transactions (see Note 2 of "Notes to Consolidated Financial Statements"). The consolidated financial data includes all purchase transactions that occurred during these periods.

     For the fiscal year ended June 30, 1996, the information presented is derived from consolidated financial statements which combine data from Cardinal for the fiscal year ended June 30, 1996 with data from PCI for the fiscal year ended September 30, 1996, Owen for the fiscal year ended November 30, 1995, MediQual for the fiscal year ended December 31, 1995, Scherer for the fiscal year ended March 31, 1996, Allegiance for the fiscal year ended December 31, 1996, PSI for the fiscal year ended September 30, 1996, ALP for the fiscal year ended March 31, 1996, and Bindley for the fiscal year ended December 31, 1995.

     For the fiscal year ended June 30, 1997, the information presented is derived from the consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1997 with PCI's financial results for the nine months ended June 30, 1997, Owen's financial results for the period of June 1, 1996 to June 30, 1997 (excluding Owen's financial results for December 1996 in order to change Owen's November 30 fiscal year end to June 30), MediQual's financial results for the fiscal year ended December 31, 1996, Scherer's financial results for the fiscal year ended March 31, 1997, Allegiance's financial results for the fiscal year ended December 31, 1997, PSI's financial results for the fiscal year ended September 30, 1997, and Bindley's financial results for the year ended December 31, 1996.

     For the fiscal year ended June 30, 1998, the information presented is derived from the consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1998 with Scherer's financial results for the fiscal year ended March 31, 1998, PSI's financial results for the fiscal year ended September 30, 1998 and Bindley's financial results for the year ended December 31, 1997.

    For the fiscal year ended June 30,1999, the information presented is derived from the consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1999 with Bindley's financial results for the year ended December 31, 1998.

    For the fiscal year ended June 30, 2000, the information presented is derived from the consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 2000 with Bindley's financial results for the year ended December 31, 1999.

     The selected consolidated financial data below should be read in conjunction with the Company's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                                   SELECTED CONSOLIDATED FINANCIAL DATA
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         At or For the Fiscal Year Ended
                                                                   June 30, (1)
                               --------------------------------------------------------------------------------------
                                    2000           1999 (2)           1998 (2)            1997               1996
                               --------------------------------------------------------------------------------------
EARNINGS DATA:
Revenue:
  Operating revenue            $  30,257.8       $  25,682.5        $  20,844.8        $  18,123.2        $  16,378.3
  Bulk deliveries to
     Customer warehouses           8,092.1           7,050.4            7,541.1            5,659.3            4,920.0
                               --------------------------------------------------------------------------------------
Total revenue                  $  38,349.9       $  32,732.9        $  28,385.9        $  23,782.5        $  21,298.3


Net earnings (loss)            $     717.8       $     499.3        $     474.3        $     369.0        $    (293.8)

Earnings (loss) per
   Common Share: (3)
      Basic                    $      1.64       $      1.14        $      1.10        $      0.87        $     (0.72)
      Diluted                  $      1.60       $      1.12        $      1.07        $      0.85        $     (0.72)

Cash dividends declared
   Per Common Share (3)(4)     $      0.07       $     0.067        $     0.049        $     0.042        $     0.035

BALANCE SHEET DATA:
Total assets                   $  12,024.1       $   9,682.7        $   8,876.8        $   7,578.1        $   7,404.4
Long-term obligations,
   Less current portion        $   1,524.5       $   1,224.5        $   1,362.2        $   1,420.7        $   1,662.8
Shareholders' equity           $   4,400.4       $   3,894.6        $   3,389.9        $   2,940.0        $   2,495.0


(1) Amounts reflect business combinations in all periods presented. Fiscal 2000, 1999, 1998, 1997 and 1996 amounts reflect the impact of merger-related costs and other special charges. See Note 2 of "Notes to Consolidated Financial Statements" for a further discussion of merger-related costs and other special charges affecting fiscal 2000, 1999, and 1998. Fiscal 1997 amounts reflect the impact of merger-related charges of $50.9 million ($36.6 million, net of tax). Fiscal 1996 amounts reflect the impact of the write-down of goodwill of $550.0 million ($550.0 million, net of tax) due to the change by Allegiance in its method of assessing goodwill. In addition, fiscal 1996 amounts reflect the impact of merger-related charges and facility rationalizations of $178.5 million ($122.8 million, net of tax).

(2) Amounts above do not reflect the impact of pro forma adjustments related to ALP taxes (see Notes 1 and 2 of "Notes to Consolidated Financial Statements"). For the fiscal years ended June 30, 1999 and 1998, the pro forma adjustment for ALP taxes would have reduced net earnings by $9.3 million and $4.6 million, respectively. The pro forma adjustment would have decreased diluted earnings per Common Share by $0.02 to $1.10 for fiscal year 1999 and by $0.01 to $1.06 for fiscal year 1998.

(3) Net earnings and cash dividends per Common Share have been adjusted to retroactively reflect all stock dividends and stock splits through April 30, 2001.

(4) Cash dividends per Common Share exclude dividends paid by all entities with which the Company has merged.